AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION       DECEMBER 30, 1997

                                                     REGISTRATION NO.: 33-42941
                                ---------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                       PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                             COMMUNITY BANKS, INC.
            ------------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 PENNSYLVANIA
        --------------------------------------------------------------
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                     6022
            ------------------------------------------------------
               (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NO.)

                                  23-2251762
            ------------------------------------------------------
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)


       150 MARKET SQUARE, MILLERSBURG, PENNSYLVANIA 17061 (717) 692-4781
       -----------------------------------------------------------------
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ERNEST L. LOWE
                             C.O.O. AND PRESIDENT
                             COMMUNITY BANKS, INC.
                               150 MARKET SQUARE
                MILLERSBURG, PENNSYLVANIA 17061 (717) 692-4781
           ---------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


COPIES TO:
JAMES A. ULSH, ESQUIRE                  PAUL G. MATTAINI, ESQUIRE
METTE, EVANS & WOODSIDE                 BARLEY, SNYDER, SENFT & COHEN, LLP
3401 NORTH FRONT STREET                 126 EAST KING STREET
P.O. BOX 5950                           LANCASTER, PENNSYLVANIA 17602-2893
HARRISBURG, PENNSYLVANIA 17110-0950

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO
PUBLIC: As soon as practicable after the effective date of this Registration Statement, and upon consummation of the merger of Peoples State Bank with and into PSB Interim Bank, a subsidiary of the Registrant, as described in the enclosed Joint Proxy Statement/Prospectus.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                           PROPOSED        PROPOSED
                               AMOUNT      MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF        TO BE   OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED  PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE
-----------------------------------------------------------------------------------------
 Common Stock Par value
  $5.00 per share.......     1,410,500      $35.56      $55,786,563.56      $16,905.02

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(1) on the basis of the average of the bid and ask prices for common stock of The Peoples State Bank on the NASD Bulletin Board December 12, 1997 of $35.56 and the estimated maximum of 1,568,801 shares of such stock to be converted in the merger described herein into Common Stock of the Registrant.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION ACTING PURSUANT TO SUCH SECTION 8(a) MAY DETERMINE.


                               EXPLANATORY NOTE

The purpose of this pre-effective amendment filing is solely to bring the EDGAR database current. The following pages were inadvertently not included in the Form S-4 filing submitted on December 22, 1997 (Registration No. 333-42941).

                                    SUMMARY

  The following is a summary of certain information relating to the Merger which may also be contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices hereto. All shareholders are urged to review the entire Joint Proxy Statement and Appendices carefully.

                                  THE PARTIES

PEOPLES

  The Peoples State Bank ("Peoples") is an FDIC-insured banking institution organized on March 17, 1911 under the banking laws of the Commonwealth of Pennsylvania and headquartered in East Berlin, Pennsylvania. Peoples engages in commercial banking authorized by the Pennsylvania Banking Code (the "PBC"). This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Peoples owns one (1) subsidiary, PSB Realty Company.

  Peoples Common Stock is registered under the Securities Exchange Act of 1934, as amended, with the FDIC. Peoples is subject to the supervision of the FDIC and the Pennsylvania Department of Banking ("PDOB"). Peoples Common Stock is listed on the NASD Bulletin Board.

  As of September 30, 1997, Peoples had six (6) banking offices. Its principal executive office, which it owns, is located at 100 East King Street, East Berlin, Pennsylvania 17316, and the telephone number at that address is (717) 259-9510. Peoples is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

  At September 30, 1997, Peoples reported total assets of $244,787,000, deposits of $194,994,000 and net loans of $169,466,000. Peoples reported net income of $1.05 per share for the year ended December 31, 1996 and net income of $1.13 per share for the nine (9) months ended September 30, 1997.

COMMUNITY

  Community is a Pennsylvania business corporation which was organized in 1982, and is headquartered at 150 Market Square, Millersburg, Pennsylvania 17061. Community is the holding company of Community Banks, N.A. ("CBNA"), currently its only wholly-owned banking subsidiary. CBNA currently operates twenty-two
(22) offices in Dauphin, Schuylkill, Northumberland and Luzerne Counties, and will soon have a twenty-third (23rd) office opened in Shamokin Dam, Snyder County, Pennsylvania. Peoples and CNBA will be operated as separate banking organizations under the umbrella of Community as the holding company.

  In addition, Community owns one hundred (100%) percent of the issued and outstanding shares of two non- banking subsidiaries, Community Banks Life Insurance Company and Community Bank Investments, Inc. Community Banks Life Insurance Company was incorporated on November 12, 1986 under the laws of the state of Arizona for the purpose of re-insuring credit, life and accident insurance risks. Community Bank Investments, Inc. is a Delaware corporation formed for the purpose of investing in and holding securities.

  As a bank holding company, Community is registered with the Federal Reserve Board in accordance with the requirements of the federal Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board.

  Community Common Stock is traded under the symbol "CTY" and is listed on the American Stock Exchange ("AMEX").

  At September 30, 1997, Community reported total assets of $459,546,000, deposits of $350,602,000, and net loans and leases of $252,227,000. Community reported net income of $5,632,000, or $1.94 per share for the year ended December 31, 1996 and net income of $4,756,000, or $1.54 per share for the nine
(9) months ended September 30, 1997.

PSB INTERIM BANK

  PSB Interim Bank is a wholly-owned Community subsidiary, and is a Pennsylvania banking institution which was formed solely for the purpose of the Merger. Upon consummation of the Merger, Peoples will be merged with and into PSB Interim Bank, which will be the surviving entity. After consummation of the Merger, the name of PSB Interim Bank will be changed to The Peoples State Bank, and the resulting bank will operate as a separate banking subsidiary of Community.

                              THE SPECIAL MEETINGS

DATE, PLACE AND TIME OF THE MEETINGS

  The special meeting of Shareholders of Community (the "Community Special Meeting") will be held at 9:00 a.m. on February 10, 1998 at 150 Market Street, Millersburg, Pennsylvania.

  The special meeting of the Shareholders of Peoples (the "Peoples Special Meeting") will be held at 9:00 a.m. on February 10, 1998 at the East Berlin Community Center, North and 4th Streets, East Berlin, Pennsylvania.

MATTERS TO BE CONSIDERED AT THE MEETINGS

  At their respective meetings, the Shareholders of Community and Peoples will be asked to approve: (a) an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger dated October 28, 1997 (collectively the "Merger Agreement") between Community and Peoples, as well as the merger (the "Merger") of Peoples with and into PSB Interim Bank, a newly formed wholly-owned subsidiary of Community, as contemplated therein; (b) a proposal (the "Adjournment Proposal") to postpone or adjourn their respective meetings to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of their respective meetings to approve the Merger and the Merger Agreement; and (c) such other business as may properly come before their respective Meetings and/or any adjournment thereof. Additionally, in conjunction with the Merger, the shareholders of Community will be asked to consider and vote upon a proposal to amend the Community Articles of Incorporation to increase the authorized shares of Community Common Stock from 5,000,000 shares to 20,000,000 shares (the "Amendment"). See "THE MEETINGS--Matters to be Considered at the Meetings."

RECORD DATE; SHARES OUTSTANDING; QUORUM; VOTE REQUIRED

  Only holders of record of shares of Community Common Stock at the close of business on December 26, 1997 (the "Record Date") will be entitled to vote at the Community Special Meeting. As of that date, approximately 3,023,202 shares of Community Common Stock were outstanding, each share being entitled to one vote. Pursuant to Community's Articles of Incorporation, the affirmative vote of the holders of 66 2/3% of all outstanding shares of Community Common Stock is required to approve the Merger, the Merger Agreement and the Amendment. See "THE MEETINGS--Vote Required."

  As of the Record Date indicated above, directors and executive officers of Community beneficially owned approximately 516,300 shares of Community Common Stock or approximately 17.07% of the outstanding Community Common Stock entitled to vote at the Community Special Meeting. The directors and executive officers of Community have agreed to vote all of such shares in favor of the Merger, the Merger Agreement and the Amendment. See "THE MEETINGS--VOTES REQUIRED AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  Only holders of record of shares of Peoples Common Stock at the close of business on December 26, 1997 (the "Record Date") will be entitled to vote at the Peoples Special Meeting. At that date, approximately 1,490,313 shares of Peoples Common Stock were outstanding, each share being entitled to one vote. The affirmative vote of the holders of two-thirds ( 2/3) of all outstanding shares of Peoples Common Stock is required to approve the Merger and the Merger Agreement. See "THE MEETINGS--Vote Required."

  As of the Record Date indicated above, directors and executive officers of Peoples beneficially owned approximately 214,835 shares of Peoples Common Stock or approximately 14.42% of the outstanding Peoples Common Stock entitled to vote at the Peoples Special Meeting. Prior to the execution of the Merger Agreement, the directors and executive officers of Peoples entered into an agreement with Community that they would vote all of such shares in favor of the Merger and the Merger Agreement. See "THE MEETINGS--VOTES REQUIRED AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

TERMS OF THE MERGER

  Pursuant to the Merger Agreement, Peoples will be merged with and into PSB Interim Bank. PSB Interim Bank is a wholly-owned Pennsylvania state banking institution formed solely for the purposes of the Merger, and will be the surviving corporation. Upon the effective date of the Merger, the name of PSB Interim Bank will be changed to The Peoples State Bank, and the resulting bank will operate as a separate banking subsidiary of Community. Each share of Peoples Common Stock outstanding as of the Effective Date (as defined below) of the Merger will be converted into and become a right to receive .889 shares (the "Conversion Factor") of Common Stock of Community, par value $5.00 per share (the "Community Common Stock"). See "THE MERGER--Terms of the Merger-- Merger Consideration; Conversion Factor."

EXCHANGE PROCEDURE

  As soon as practicable after the Effective Date, holders of shares of Peoples Common Stock will be furnished a form letter of transmittal for the tender of their shares to Norwest Bank Minnesota, N.A. (the "Exchange Agent") to be exchanged for certificates for the appropriate number of shares of Community Common Stock. See "THE MERGER--Exchange Procedure."

  PEOPLES' SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES FOR SHARES OF COMMUNITY COMMON STOCK TO PEOPLES OR COMMUNITY UNTIL THEY HAVE RECEIVED THE TRANSMITTAL LETTER. PEOPLES' SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

OPINIONS OF FINANCIAL ADVISORS

  The Berwind Financial Group, L.P. ("Berwind") rendered its opinion to the Board of Directors of Peoples that, based upon and subject to the various considerations set forth therein, as of October 28, 1997 (the "October Opinion"), and as of the date of this Joint Proxy Statement/Prospectus (the "Proxy Opinion"), the consideration to be received, in the Merger, is fair, from a financial point of view, to the holders of Peoples Common Stock. Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") rendered its opinion to the Board of Directors of

Community dated October 27, 1997 to the effect that the terms of the Merger are fair from a financial point of view. These opinions, which are attached to this Joint Proxy Statement/Prospectus as Appendix B and Appendix C, respectively, should be read in their entirety with respect to the assumptions made and other matters considered in rendering such opinions. See "THE MERGER--Opinions of Financial Advisors."
RECOMMENDATION OF THE BOARDS OF DIRECTORS

  THE BOARD OF DIRECTORS OF COMMUNITY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COMMUNITY'S SHAREHOLDERS, HAS BY UNANIMOUS VOTE APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT COMMUNITY'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE AMENDMENT. See "THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."

  THE BOARD OF DIRECTORS OF PEOPLES BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PEOPLES' SHAREHOLDERS, HAS BY UNANIMOUS VOTE APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT PEOPLES' SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. See "THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to various conditions, including the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and the Pennsylvania Department of Banking (the "Department of Banking") and its qualification for accounting purposes as a "pooling of interests." See "THE MERGER--Regulatory Approvals." The Merger is also subject to satisfaction of various other conditions specified in the Merger Agreement, including approval of the Merger and the Merger Agreement by the requisite vote of shareholders of Peoples and Community. See "THE MERGER--Terms of the Merger--Conditions Precedent."

CLOSING; EFFECTIVE DATE

  The Merger Agreement provides that the closing of the Merger (the "Closing") will be held at the executive offices of Community at 10:00 a.m. on a date to be designated by Community (the "Effective Date"), which date shall not be later than thirty (30) business days following the receipt of all governmental approvals and Shareholder approvals and after the expiration of all applicable waiting periods. See "THE MERGER--Terms of the Merger--Closing; Effective Date" and "THE MERGER--Terms of the Merger--Conditions Precedent."

TERMINATION; WAIVER; AMENDMENT

  The Merger Agreement may be terminated at any time prior to consummation of the Merger in a number of circumstances, including, but not limited to: (a) by mutual consent of the parties; (b) by either party if in its reasonable opinion, a material adverse change shall have occurred since June 30, 1997, in the business or financial condition of the other party; (c) by either party if there has been a failure on the part of the other party to comply with its obligations under the Merger Agreement; (d) by the Board of Peoples or Community if the Merger and Merger Agreement are not approved by the affirmative vote of (i) Peoples' Shareholders holding at least two-thirds ( 2/3) of Peoples' outstanding Common Stock, and (ii) Community Shareholders holding at least 66 2/3% of Community's outstanding Common Stock; and (e) by the Board of Peoples if, prior to the Effective Date, (i) a change of control of Community occurs, (ii) Community enters into an agreement to effect a change of control or (iii) Community enters into any agreement relating to a transaction which would require the approval of its shareholders under the BCL or the listing standards of the AMEX. See "THE MERGER--Terms of the Merger--Termination."

  Provisions of the Merger Agreement may be waived or amended under certain circumstances, as set forth in the Merger Agreement. See "THE MERGER--Terms of the Merger--Waiver; Amendment."

FEES AND EXPENSES

  Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the Merger Agreement will be paid by the party incurring such costs, except that in the event the Merger is not consummated for any reason, Community and Peoples will each pay one-half of: (a) the aggregate costs theretofore incurred in printing the Community Registration Statement, Community's Prospectus (the "Prospectus") and this Joint Proxy Statement/Prospectus; (b) the registration fee for the Community Registration Statement; and (c) the fees for filing applications for any government approvals required by the Merger Agreement. See "THE MERGER-- Expenses."

STOCK OPTION AGREEMENT

  In connection with the Merger Agreement, Community and Peoples have entered into a stock option agreement (the "Stock Option Agreement") granting Community an irrevocable option to purchase up to that number of shares of authorized but unissued shares of Peoples Common Stock, which, when added to the number of shares of Peoples Common Stock owned by Community at the time of the exercise of the option, will represent 19.9% of the issued and outstanding shares of Peoples Common Stock after exercise of the option, at a purchase price of $23.50 per share. The option may be exercised upon certain events specified in the Stock Option Agreement. See "THE MERGER--Stock Option Agreement; No Solicitation; Pursuit of Other Transactions."

DISSENTERS RIGHTS

 Peoples

  As required by the Pennsylvania Banking Code ("PBC"), and the Pennsylvania Business Corporation Law ("BCL"), to which the PBC refers, any shareholder of Peoples who has voted against the Merger and the Merger Agreement at the Meeting or has given notice to Peoples in writing at or prior to the Peoples Special Meeting that such shareholder dissents from the Merger, shall be entitled to receive the "fair value" of the shares held by that shareholder at the time the Merger Agreement has been approved by the Pennsylvania Department of Banking ("PDOB"), the Federal Reserve Board and the FDIC, upon written request made to Community at any time within 30 days following the Effective Date, accompanied by the surrender of such shareholder's stock certificates. The relevant portions of the statutory dissenters procedures are attached to this Joint Proxy Statement/Prospectus as Appendix D. Shareholders electing to exercise their dissenters rights under the PBC and BCL may not vote for the Merger and the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote against the Merger and the Merger Agreement or does not give a direction to abstain, the proxy will be voted for the Merger and the Merger Agreement, which will have the effect of waiving that shareholder's dissenters rights. See "THE MERGER--Appraisal Rights of Dissenting Shareholders."

 Community

  Community Shareholders will not have statutory dissenters' rights with respect to the Merger and the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  It is intended that the Merger will be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for income tax purposes: (a) the Merger of Peoples with and into PSB Interim Bank upon the terms and conditions of the Merger Agreement will not result in any recognized gain or loss to Community, PSB Interim Bank or Peoples; (b) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Peoples Common Stock who receive Community Common Stock in exchange for the shares of Peoples Common Stock which they hold; (c) the holding period of Community Common Stock received in exchange for Peoples Common Stock will include the holding period of Peoples Common Stock for which it is exchanged, assuming the shares of Peoples Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and (d) the basis of Community Common Stock received in exchange for Peoples Common Stock will be the basis of Peoples Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

  The obligations of the parties to consummate the Merger are conditioned upon the receipt of an opinion from Mette, Evans & Woodside, counsel to Community, substantially to the effect that the federal income tax consequences of the Merger are as summarized above. See "THE MERGER--Certain Federal Income Tax Consequences."

  EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

  The Merger will be accounted for as, and is conditioned upon its qualification for treatment as, a "pooling of interests" for accounting and financial reporting purposes. See "THE MERGER--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and officers of Peoples have interests in the Merger that are in addition to their interests as shareholders of Peoples generally. These include Community's agreement to cause PSB Interim Bank to indemnify and to provide insurance covering Peoples' officers and directors following the consummation of the Merger. See "THE MERGER--Indemnification of Peoples' Officers and Directors; Insurance" and "THE MERGER--Interests of Certain Persons in the Merger." The current members of the Board of Directors of Peoples will be appointed to and will constitute the Board of Directors of PSB Interim Bank, and four (4) members of the present Board of Directors of Peoples will be appointed to Community's Board of Directors. Additionally, Community has entered into employment agreements which are conditioned upon consummation of the Merger, and are effective on the Effective Date of the Merger whereby:
(a) Eddie L. Dunklebarger will become President and CEO of PSB Interim Bank and Community; (b) Anthony N. Leo will become an Executive Vice-President of PSB Interim Bank and Community; and (c) Jeffrey M. Seibert will become an Executive Vice-President of Community and Executive Vice-President and Chief Lending Officer ("CLO") of PSB Interim Bank. See "THE MERGER--Terms of the Merger-- Effect of the Merger" and "THE MERGER--Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDER RIGHTS

  Upon exchange of their shares of Peoples Common Stock in accordance with the exchange procedures set forth in the Merger Agreement, holders of Peoples Common Stock will become holders of Community Common Stock. The rights of shareholders of Community are governed by the BCL and the articles of incorporation and bylaws of Community. The rights of common shareholders of Community differ from the rights of Peoples' shareholders with respect to certain matters. See "COMPARISON OF SHAREHOLDER'S RIGHTS."

ADJOURNMENT OF THE MEETINGS

  In the event that there is an insufficient number of votes cast in person or by proxy at the Community Special Meeting to approve the Merger and the Merger Agreement, the Board of Directors of Community intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares present, in person or by proxy, at the Community Special Meeting, even if a quorum is not present, is required in order to approve any such adjournment. COMMUNITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AND THE MERGER AGREEMENT. See "ADJOURNMENT OF THE MEETING."

  In the event that there is an insufficient number of votes cast in person or by proxy at the Peoples Special Meeting to approve the Merger and the Merger Agreement, the Board of Directors of Peoples intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares present, in person or by proxy, at the Peoples Special Meeting, even if a quorum is not present, is required in order to approve any such adjournment. PEOPLES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AND THE MERGER AGREEMENT. See "ADJOURNMENT OF THE MEETING."


MARKET PRICE DATA

  Shares of Community Common Stock are included for quotation on the American Stock Exchange ("AMEX"). The following table sets forth: (a) the closing price for Community Common Stock on the AMEX on October 27, 1997, the last trading date prior to the first public announcement of the Merger, (b) the average bid and ask price for Peoples Common Stock on NASD Bulletin Board on October 27, 1997, and (c) an equivalent per share price for Peoples Common Stock computed by multiplying the closing sale price for Community Common Stock on October 27, 1997 by the Merger conversion factor of .889 ("Conversion Factor").

                                                         LAST       EQUIVALENT
                                                   PRE-ANNOUNCEMENT PER SHARE
                                                        PRICE         PRICE
                                                   ---------------- ----------
      Community Common Stock......................      $42.25           --
      Peoples Common Stock........................      $20.25        $37.56

  On [DATE OF PROXY], closing sale price for Community Common Stock was $    .
Using this price, the equivalent per share price for Peoples Common Stock would
have been $    . The average bid and ask price for Peoples Common Stock on
[DATE OF PROXY] was $    .

  No assurance can be given as to what the market price of Community Common Stock will be when and if the Merger is consummated. Because the Merger Conversion Factor is fixed and because the market price of Community Common Stock is subject to fluctuation, the value of the shares of Community Common Stock that holders of Peoples Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. Community and Peoples' shareholders are advised to obtain current market quotations for Community Common Stock and Peoples Common Stock.

  Shares of Community Common Stock are included for quotation on the AMEX. The following table sets forth the high and low bids quotations for shares of Community Common Stock, and dividends paid, for the periods indicated below.

                                                              HIGH   LOW   DIV.
                                                             ------ ------ -----
   1995
     First Quarter.......................................... $26.00 $23.75 $.164
     Second Quarter.........................................  26.75  25.25  .163
     Third Quarter..........................................  26.75  25.25  .163
     Fourth Quarter.........................................  27.25  25.44  .179
   1996
     First Quarter..........................................  27.50  24.25  .173
     Second Quarter.........................................  26.13  22.63  .190
     Third Quarter..........................................  24.13  22.63  .190
     Fourth Quarter.........................................  26.13  23.75  .190
   1997
     First Quarter..........................................  36.00  25.75  .200
     Second Quarter.........................................  36.00  29.75  .210
     Third Quarter..........................................  39.00  32.88  .210
     Fourth Quarter(1)......................................  45.00  37.50  .210

--------
(1) Through the close of business on November 30, 1997.

  Shares of Peoples Common Stock are listed on the NASD Bulletin Board. The following table sets forth the stock price range for shares of Peoples Common Stock, and dividends paid, for the periods indicated below.

                                                              HIGH   LOW   DIV.
                                                             ------ ------ -----
   1995
     First Quarter.......................................... $13.08 $12.15 $.065
     Second Quarter.........................................  14.72  12.15  .075
     Third Quarter..........................................  14.95  14.02  .075
     Fourth Quarter.........................................  15.65  14.02  .094
   1996
     First Quarter..........................................  15.89  14.95  .075
     Second Quarter.........................................  17.25  15.50  .080
     Third Quarter..........................................  16.50  15.75  .080
     Fourth Quarter.........................................  17.25  15.75  .120
   1997
     First Quarter..........................................  17.25  16.25  .090
     Second Quarter.........................................  18.75  17.25  .090
     Third Quarter..........................................  22.00  20.00  .100
     Fourth Quarter(1)......................................  35.00  36.12  .140

--------
(1) Through the close of business on November 30, 1997.

SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth certain selected historical financial information for Peoples and certain selected consolidated historical financial information for Community. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of Peoples and the consolidated financial statements of Community, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus.

                               PEOPLES STATE BANK

                          FOR THE NINE MONTHS
                            ENDED SEPT. 30,             FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------------
                            1997       1996       1996       1995       1994       1993        1992
                          ---------  ---------  ---------  ---------  ---------  ---------   --------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.........  $  13,505  $  10,667  $  14,682  $  12,432  $  10,384  $  11,655   $ 12,822
Interest expense........      7,297      5,774      7,981      6,731      5,306      6,257      7,290
                          ---------  ---------  ---------  ---------  ---------  ---------   --------
Net interest income.....      6,208      4,893      6,701      5,701      5,078      5,398      5,532
Provision for credit
 losses.................        500        450        525        350      1,400      4,500      3,416
                          ---------  ---------  ---------  ---------  ---------  ---------   --------
Net interest income
 after provision for
 credit losses..........      5,708      4,443      6,176      5,351      3,678        898      2,116
Other operating income..        720        355        417         80        963        374        518
Other operating
 expenses...............      4,017      3,444      4,517      4,046      4,100      3,446      2,539
                          ---------  ---------  ---------  ---------  ---------  ---------   --------
Income (loss) before
 income taxes...........      2,411      1,354      2,076      1,385        541     (2,174)        95
Applicable income taxes
 (benefit)..............        769        440        724        480        140       (995)      (192)
                          ---------  ---------  ---------  ---------  ---------  ---------   --------
Net income (loss).......  $   1,642  $     914  $   1,352  $     905  $     401  $  (1,179)  $    287
                          =========  =========  =========  =========  =========  =========   ========
PER SHARE DATA
Net income (loss).......  $    1.13  $    0.72  $    1.05  $    0.75  $    0.37  $   (1.16)  $   0.38
Dividends paid..........  $    0.28  $    0.23  $    0.35  $    0.31  $    0.26  $    0.46   $   0.45
Book value..............      13.54      11.69      12.00      11.02       9.80       9.76      11.23
Shares outstanding......  1,454,000  1,261,000  1,286,321  1,208,677  1,072,556  1,015,510    741,412
BALANCE SHEET DATA
Loans (net of unearned
 income and allowance
 for loan losses).......  $ 169,466  $ 149,375  $ 155,468  $ 120,481  $ 100,289  $ 105,331   $131,281
Total assets............    244,787    200,965    219,055    171,503    158,169    163,832    166,393
Total deposits..........    194,994    174,921    179,346    149,948    135,543    149,606    154,106
Total shareholders'
 equity.................     20,175     15,838     16,340     13,596     11,648     10,038     11,280
KEY RATIOS
Return (loss) on average
 shareholders' equity...      12.03%      8.59%      9.21%      7.23%      3.80%    (10.21%)     3.29%
Return (loss) on average
 total assets...........       0.94       0.66       0.71       0.56       0.26      (0.71)      0.19
Dividends declared to
 net income (loss)......      24.79      31.73      33.30      41.40      69.54      39.62       5.79
Average shareholders'
 equity to average total
 assets.................       7.81       7.68       7.70       7.68       6.83       6.96       5.79

                             COMMUNITY BANKS, INC.

                          FOR THE NINE MONTHS
                            ENDED SEPT. 30,              FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------------
                            1997       1996       1996       1995       1994       1993       1992
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.........  $  25,156  $  22,668  $  30,593  $  28,712  $  25,630  $  25,159  $  26,097
Interest expense........     10,713      9,405     12,687     12,032     10,079     10,769     12,296
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.....     14,443     13,263     17,906     16,680     15,551     14,390     13,801
Provision for credit
 losses.................        520        630      1,042        728        512        932        858
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income
 after provision for
 credit losses..........     13,923     12,633     16,864     15,952     15,039     13,458     12,943
Other operating income..      2,379      2,081      2,754      2,710      2,424      2,821      2,288
Other operating
 expenses...............      9,644      9,064     12,017     12,257     11,007     10,137      9,505
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 income taxes...........      6,658      5,650      7,601      6,405      6,456      6,142      5,726
Applicable income
 taxes..................      1,902      1,403      1,969      1,591      1,462      1,379      1,359
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $   4,756  $   4,247  $   5,632  $   4,814  $   4,994  $   4,763  $   4,367
                          =========  =========  =========  =========  =========  =========  =========
PER SHARE DATA
Net income (loss).......  $    1.54  $    1.39  $    1.84  $    1.58  $    1.64  $    1.57  $    1.46
Dividends paid..........  $    0.62  $    0.55  $    0.74  $    0.67  $    0.60  $    0.55  $    0.50
Book value..............      16.95      16.45      16.64      17.64      15.17      16.93      15.56
Shares outstanding......  3,078,629  3,058,925  3,053,410  3,041,003  3,039,348  3,024,936  2,994,293
BALANCE SHEET DATA
Loans (net of unearned
 income and allowance
 for loan losses).......  $ 252,227  $ 244,554  $ 247,213  $ 229,063  $ 206,525  $ 184,012  $ 175,848
Total assets............    459,546    411,439    432,518    381,822    368,697    345,960    334,616
Total deposits..........    350,602    341,144    343,256    324,097    307,973    295,267    288,960
Total shareholders'
 equity.................     51,139     47,138     47,739     46,000     39,483     38,212     34,975
KEY RATIOS
Return (loss) on average
 shareholders' equity...      12.90%     12.25%     12.08%     11.27%     12.61%     12.96%     12.96%
Return (loss) on average
 total assets...........       1.45       1.43       1.40       1.28       1.39       1.40       1.37
Dividends declared to
 net income (loss)......      40.13      39.61      40.27      42.11      36.52      35.08      33.96
Average shareholders'
 equity to average total
 assets.................      10.80      11.50      11.63      11.36      10.99      10.81      10.59

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

  The following table sets forth unaudited pro forma selected financial data for Peoples and Community which gives effect to the Merger, accounted for as a pooling of interest, as if it had been consummated as of January 1, 1994. The pro forma selected data is not necessarily indicative of the results that would have been achieved had the transaction been consummated on such date and should not be construed as representative of future operations. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus. The information presented should be read in conjunction with such pro forma financial statements, and the notes thereto, and the historical financial statements, including the notes thereto, of Peoples, and the historical consolidated financial statements, including the notes thereto, of Community incorporated by reference in this Joint Proxy Statement/Prospectus or appearing elsewhere herein.

                          FOR THE NINE MONTHS
                            ENDED SEPT. 30,     FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  ----------------------------------
                            1997       1996        1996        1995        1994
                          ---------  ---------  ----------  ----------  ----------
                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.........  $  38,661  $  33,335  $   45,275  $   41,144  $   36,014
Interest expense........     18,010     15,179      20,668      18,763      15,385
                          ---------  ---------  ----------  ----------  ----------
Net interest income.....     20,651     18,156      24,607      22,381      20,629
Provision for credit
 losses.................      1,020      1,080       1,567       1,078       1,912
                          ---------  ---------  ----------  ----------  ----------
Net interest income
 after provision for
 credit losses..........     19,631     17,076      23,040      21,303      18,717
Other operating income..      3,099      2,436       3,171       2,790       3,387
Other operating
 expenses...............     13,661     12,508      16,534      16,303      15,107
                          ---------  ---------  ----------  ----------  ----------
Income (loss) before
 income taxes...........      9,069      7,004       9,677       7,790       6,997
Applicable income
 taxes..................      2,671      1,843       2,693       2,071       1,602
                          ---------  ---------  ----------  ----------  ----------
Net income (loss).......  $   6,398  $   5,161  $    6,984  $    5,719  $    5,395
                          =========  =========  ==========  ==========  ==========
PER SHARE DATA
Net income (loss).......  $    1.45  $    1.17  $     1.65  $     1.35  $     1.28
Dividends paid..........  $    0.62  $    0.55  $     0.78  $     0.70  $     0.63
Book value..............      16.43        --          --          --          --
Shares outstanding......  4,413,381  4,393,677   4,388,152   4,375,755   4,374,200
BALANCE SHEET DATA
Loans (net of unearned
 income and allowance
 for loan losses).......  $ 421,693  $ 393,929  $  402,681  $  349,544  $  306,814
Total assets............    704,333    612,404     651,573     553,325     526,866
Total deposits..........    545,596    516,065     522,602     474,045     443,516
Total shareholders'
 equity.................     71,314     62,976      64,079      59,596      51,131
KEY RATIOS
Return (loss) on average
 shareholders' equity...      12.64%     11.38%      11.39%      10.36%      10.76%
Return (loss) on average
 total assets...........       1.24       1.17        1.18        1.06        1.05
Dividends declared to
 net income (loss)......      42.36      46.37       46.91       51.27       48.90
Average shareholders'
 equity to average total
 assets.................       9.79      10.30       10.36       10.25        9.74

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Community and Peoples and unaudited pro forma combined per share data of Community and Peoples, based on the assumption that the Merger was effective on January 1, 1994. Such pro forma data is not necessarily indicative of results that would have been achieved had the Merger been consummated on such date.

                                              FOR THE
                                            NINE MONTHS       FOR THE YEAR
                                          ENDED SEPT. 30,  ENDED DECEMBER 31,
                                          --------------- --------------------
                                           1997    1996    1996   1995   1994
                                          ------- ------- ------ ------ ------
COMMUNITY HISTORICAL
Income per common share.................. $  1.54 $  1.39 $ 1.84 $ 1.58 $ 1.64
Dividends declared per common share......    0.62    0.55   0.74   0.76   0.60
Book value per common share..............   16.95   16.45  16.64  17.64  15.17
PEOPLES HISTORICAL
Income per common share.................. $  1.13 $  0.72 $ 1.05 $ 0.75 $ 0.37
Dividends declared per common share......    0.28    0.23   0.35   0.31   0.26
Book value per common share..............   13.54   11.69  12.00  11.02   9.80
PRO FORMA PER COMMUNITY COMMON SHARE
Income per common share.................. $  1.45 $  1.17 $ 1.59 $ 1.31 $ 1.23
Dividends declared per common share......    0.62    0.55   0.74   0.67   0.60
Book value per common share..............   16.43     --     --     --     --
PRO FORMA EQUIVALENT PER PEOPLES COMMON
 SHARE(1)
Income per common share.................. $  1.29 $  1.04 $ 1.41 $ 1.16 $ 1.10
Dividends declared per common share......    0.55    0.49   0.66   0.59   0.53
Book value per common share..............   14.61     --     --     --     --

--------
(1) Pro Forma Equivalent amounts per share were calculated by taking the corresponding pro forma per share amounts for Community and multiplying that by the Conversion Factor of .889 shares of Community Common Stock for each 1 share of Peoples Common Stock.

                                 THE MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of Peoples Common Stock and Community Common Stock in connection with the solicitation of proxies by their respective Boards of Directors to be used at their respective Special Meetings or any adjournment thereof.

DATE, PLACE AND TIME OF THE MEETINGS

  The special meeting of Shareholders of Community (the "Community Special Meeting") will be held at 9:00 a.m. on February 10, 1998 at 150 Market Street, Millersburg, Pennsylvania.

  The special meeting of the Shareholders of Peoples (the "Peoples Special Meeting") will be held at 9:00 a.m. on February 10, 1998 at the East Berlin Community Center, North and 4th Streets, East Berlin, Pennsylvania.

MATTERS TO BE CONSIDERED AT THE MEETINGS

 Community and Peoples

  At their respective meetings, the Shareholders of Community and Peoples will be asked to approve: (a) an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger dated October 28, 1997 (collectively the "Merger Agreement") between Community and Peoples, as well as the merger (the "Merger") of Peoples with and into PSB Interim Bank, a newly formed, wholly-owned subsidiary of Community, as contemplated therein; (b) a proposal (the "Adjournment Proposal") to postpone or adjourn their respective meetings to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of their respective meetings to approve the Merger and the Merger Agreement; and (c) such other business as may properly come before their respective Meetings and/or any adjournment thereof.

 Community

  Additionally, in conjunction with the Merger, the shareholders of Community will be asked to consider and vote upon a proposal to amend the Community Articles of Incorporation to increase the authorized shares of Community Common Stock from 5,000,000 shares to 20,000,000 shares.

  Community's Articles of Incorporation, as presently in effect, provide that the authorized capital of Community shall consist of 5,000,000 shares of Common Stock, par value $5.00 per share, and 500,000 shares of Preferred Stock with no par value. As of December 10, 1997, there were 3,020,535 shares of Common Stock outstanding. In addition, as of that date, 43,868 shares of Common Stock were being held as Treasury Stock and 165,024 shares of Common Stock were subject to unexercised options (pursuant to Community's incentive stock option plan). Thus, approximately 1,770,500 shares of Common Stock are currently available for future financing, acquisitions and other corporate purposes. Consummation of the Merger is expected to require the issuance of approximately 1,410,500 shares of Common Stock. No shares of Preferred Stock have been issued by Community.

  On December 13, 1997, the Board of Directors of Community adopted a proposal to amend Article 5 of Community's Articles of Incoporation for the purpose of increasing the number of authorized shares of Common Stock from 5,000,000 shares to 20,000,000 shares. Under the proposed amendment, no change would be made in the number of authorized shares of preferred stock. The Community Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for issuance for the purpose of raising additional capital and for use in connection with acquisitions, stock dividends, stock splits, employee benefit plans and for other general corporate purposes. Having additional authorized shares of Common Stock available for issuance in the future would provide Community with greater flexibility in pursuing such corporate purposes and would allow additional shares to be issued without the expense and delay of further amendments to the Articles of Incorporation, which would require Shareholder approval at an annual or special Shareholders' meeting.

  The additional shares of Community Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Community Common Stock presently outstanding.

  If approved by the Shareholders of Community, the proposed amendment will become effective upon the filing of Articles of Amendment with the Secretary of State of the Commonwealth of Pennsylvania. Under the Articles of Incorporation of Community, the affirmative vote of 66 2/3% of the outstanding shares entitled to vote is required in order to approve the proposed amendment.

  The proposed amendment to increase the number of authorized shares of Community Common Stock is not proposed to discourage a takeover or change in control of Community. Nevertheless, in certain instances, a proposal to increase the amount of authorized stock may have an anti-takeover effect. In the event that a hostile takeover of Community is threatened, the Board of Directors of Community could issue shares of Common Stock or Preferred Stock to dilute stock ownership of persons seeking to obtain control of Community.

RECORD DATE; SHARES OUTSTANDING; QUORUM

  Only holders of record of shares of Community Common Stock at the close of business on December 26, 1997 (the "Community Record Date") will be entitled to vote at the Community Special Meeting. As of that date, approximately 3,023,202 shares of Community Common Stock were outstanding, each share being entitled to one vote.

  Only holders of record of shares of Peoples Common Stock at the close of business on December 26, 1997 (the "Peoples Record Date") will be entitled to vote at the Peoples Special Meeting. At that date, approximately 1,490,313 shares of Peoples Common Stock were outstanding, each share being entitled to one vote.

VOTES REQUIRED

 Community

  Pursuant to Community's Articles of Incorporation, the affirmative vote of the holders of 66 2/3% of all outstanding shares of Community Common Stock is required to approve the Merger and the Merger Agreement, as well as the Amendment.

  As of the Community Record Date indicated above, directors and executive officers of Community beneficially owned approximately 516,300 shares of Community Common Stock or approximately 17.07% of the outstanding Community Common Stock entitled to vote at the Community Special Meeting. The directors and executive officers of Community have indicated that they intend to vote all of such shares in favor of the Merger, the Merger Agreement and the Amendment.

 Peoples

  The affirmative vote of the holders of two-thirds ( 2/3) of all outstanding shares of Peoples Common Stock is required to approve the Merger and the Merger Agreement.

  As of the Peoples Record Date indicated above, directors and executive officers of Peoples beneficially owned approximately 214,835 shares of Peoples Common Stock or approximately 14.42% of the outstanding Peoples Common Stock entitled to vote at the Peoples Special Meeting. Prior to the execution of the Merger Agreement, the directors and executive officers of Peoples entered into an agreement with Community that they would vote all of such shares in favor of the Merger and the Merger Agreement. See "THE MERGER--Voting Agreements.)

EFFECT OF ABSTENTIONS AND BROKER NONVOTES

  Abstentions may be specified on the Merger and the Merger Agreement and the Adjournment Proposal. Such abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. ABSTENTIONS BY SHAREHOLDERS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AND THE MERGER AGREEMENT AND AGAINST THE ADJOURNMENT PROPOSAL, AS WELL AS THE AMENDMENT.

  [Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have authority under the rules of the NYSE to vote those shares with respect to certain matters if they do not receive instructions from the beneficial owner. Brokers do not have the authority to vote shares with respect to approval of the Merger, the Merger Agreement and the Amendment. Assuming that sufficient shares are present at the Meeting (so that a quorum may be obtained), a failure of brokers to vote shares because they have not received instructions from beneficial owners (a "broker nonvote") will have the effect of a vote against the Merger, the Merger Agreement and the Amendment. Broker nonvotes will have no effect upon the approval of the Adjournment Proposal.]

VOTING, REVOCATION AND SOLICITATION OF PROXIES

  All shares represented by properly executed proxies received in time for the Special Meetings will be voted at the Special Meetings in the manner specified by the holders thereof, unless such proxies are revoked prior to the vote. Proxies which do not contain voting instructions will be voted in favor of the Merger and the Merger Agreement and the Adjournment Proposal.

  It is not expected that any matter other than those referred to herein will be brought before the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

  A shareholder who executes and returns a proxy on the enclosed form has the power to revoke it at any time before it is voted. The giving of a proxy does not affect the right of shareholders to attend the appropriate Special Meeting and vote in person. A shareholder's presence at a meeting, however, will not in itself revoke the shareholder's proxy. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Community or Peoples, as the case may be, a duly executed revocation or a proxy bearing a later date. Neither attendance nor voting in person at the appropriate Special Meeting will of itself constitute revocation of a proxy.

  In addition to solicitation by mail, directors, officers and employees of Peoples who will not be specifically compensated for such services may solicit proxies from the shareholders of Peoples personally or by telephone or telegram or other forms of communication. Community and Peoples will each bear its own expenses in connection with the solicitation of proxies for its Special Meeting.

  SHAREHOLDERS OF PEOPLES SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE HEADING "THE MERGER--EXCHANGE PROCEDURE," EACH PEOPLES' SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF PEOPLES COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Boards of Directors of Community and Peoples each recommend that their respective shareholders vote FOR the approval of the Merger and the Merger Agreement identified in this Joint Proxy Statement/Prospectus. Additionally, Community's Board of Directors recommends that Community shareholders vote FOR the approval of the Amendment identified in this Joint Proxy Statement/Prospectus.

                                  THE MERGER

  The following is a description of the Merger. Such description is not intended to be a complete description of all facts regarding the Merger and is qualified in all respects by reference to the Merger Agreement attached hereto as Appendix A. Shareholders of Community and the Shareholders of Peoples are urged to read carefully the Merger Agreement. For a summary of the Merger, see "SUMMARY--The Merger."

INTRODUCTION; BACKGROUND OF THE MERGER

 Background of the Merger

  In September 1997 management of Community approached the management of Peoples with respect to a possible combination of the two financial institutions, believing that such a combination would be in the best interest of the shareholders, customers, and employees of both entities. In addition, acquisition of Peoples would assure Community of successor management upon the retirement of its Chief Executive Officer, Thomas L. Miller, and the subsequent retirement of Ernest L. Lowe, President and Chief Operating Officer of Community. Each financial institution retained the services of financial advisers to aid it in analyzing the proposed combination and to determine a consideration which would be fair to the shareholders of both institutions from a financial point of view.

 Peoples

  The Peoples State Bank ("Peoples") is an FDIC-insured banking institution organized on March 17, 1911 under the banking laws of the Commonwealth of Pennsylvania and headquartered in East Berlin, Pennsylvania. Peoples engages in commercial banking authorized by the Pennsylvania Banking Code (the "PBC"). This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Peoples owns one (1) subsidiary, PSB Realty Company.

  Peoples Common Stock is registered under the Securities Exchange Act of 1934, as amended, with the FDIC. Peoples is subject to the supervision of the FDIC and the Pennsylvania Department of Banking ("PDOB"). Peoples Common Stock is listed on the NASD Bulletin Board.

  As of September 30, 1997, Peoples had six (6) banking offices. Its principal executive office, which it owns, is located at 100 East King Street, East Berlin, Pennsylvania 17316, and the telephone number at that address is (717) 259-9510. Peoples is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

  At September 30, 1997, Peoples reported total assets of $244,787,000 deposits of $194,994,000, and net loans of $169,466,000. Peoples reported net income of $1.05 per share for the year ended December 31, 1996 and net income of $1.13 per share for the nine (9) months ended September 30, 1997.

 Community

  Community is a Pennsylvania business corporation which was organized in 1982, and is headquartered at 150 Market Square, Millersburg, Pennsylvania 17061. Community is the holding company of Community Banks, N.A. ("CBNA"), currently its only wholly-owned banking subsidiary. CBNA currently operates twenty-two (22) offices in Dauphin, Schuylkill, Northumberland and Luzerne Counties, and will soon have a twenty-third (23rd) office opened in Shamokin Dam, Snyder County, Pennsylvania. Peoples and CNBA will be operated as separate banking organizations under the umbrella of Community as the holding company.

  In addition, Community owns one hundred (100%) percent of the issued and outstanding shares of two non- banking subsidiaries, Community Banks Life Insurance Company and Community Bank Investments, Inc. Community Banks Life Insurance Company was incorporated on November 12, 1986 under the laws of the state of Arizona for the purpose of re-insuring credit, life and accident insurance risks. Community Bank Investments, Inc. is a Delaware corporation formed for the purpose of investing in and holding securities.

  As a bank holding company, Community is registered with the Federal Reserve Board in accordance with the requirements of the Federal Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board.

  Community Common Stock is traded under the symbol "CTY" and is listed on the American Stock Exchange ("AMEX").

  At September 30, 1997, Community reported total assets of $459,546,000, deposits of $350,602,000, and net loans and leases of $252,227,000. Community reported net income of $5,632,000, or $1.94 per share for the year ended December 31, 1996 and net income of $4,756,000, or $1.54 per share for the nine (9) months ended September 30, 1997.

 PSB Interim Bank

  PSB Interim Bank is a wholly-owned Community subsidiary, and is a Pennsylvania banking institution which was formed solely for the purpose of the Merger. Upon consummation of the Merger, Peoples will be merged with and into PSB Interim Bank, which will be the surviving entity. After consummation of the Merger, the name of PSB Interim Bank will be changed to The Peoples State Bank, and the resulting bank will operate as a separate subsidiary of Community.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  The terms of the Merger Agreement are the result of arms-length negotiations between representatives of Peoples and Community. The Boards of Directors of Peoples and Community believe that the terms of the Merger and the Merger Agreement are in the best interests of both Peoples and Community and their respective shareholders.

  In recent years, Peoples has experienced substantial growth and increasing profitability. Rapid growth has required Peoples to make significant investments in its operations and infrastructure. While not actively seeking a merger partner, Peoples has pursued various forms of associations with other community banking organizations as a means of establishing more effective competition with regional banking institutions which are able to capitalize upon economies of scale and alternative forms of funding not generally available to community banks.

  Peoples also desired to make available to its customers new products and services requiring investments prohibitive for a bank of its size and nature. At the same time, Peoples continued to experience increasing loan demand. However, its limited branch office network constrained its ability to gather low cost deposits. Hence, Peoples' cost of funds necessary to fund loan growth remained substantially above its peers.

  Peoples was approached by Community for several reasons. First, the need for long-term management succession encouraged Community to seek merger partners which might offer continuity of management. Secondly, Community's abundance of core deposits and limited loan demand complemented People's challenges in the marketplace and offered obvious synergies through combination.

  The proposed affiliation with Community also provides Peoples the ability to offer new and innovative products and services including additional electronic and investment services. Peoples will be able to serve larger commercial customers more effectively through loan participations with Community as a partner. The affiliation also offers People's employees additional opportunities for training and advancement commensurate with the resources of a larger organization.

  The Merger Agreement with Community provides that after the Effective Date of Peoples merger with and into PSB Interim Bank, it will operate independently from Community's other banking subsidiary, CBNA. The

Board of Directors of Peoples believes this approach will foster community banking by allowing decisions to be made at the level closest to the customer. Based upon the foregoing, the Board of Directors of Peoples concluded that affiliation with Community would provide the best framework for expansion and continued development of the community banking approach which had been the foundation of its success and, accordingly, serve the best interests of the shareholders and customers of Peoples.

  In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, Peoples and its shareholders, the Board of Directors of Peoples consulted with its legal and financial advisors, and considered a number of factors, including, without limitation, the following:

  . Peoples' Board of Directors' familiarity with and review of Community's business, operations, earnings, prospects and financial condition;

  . the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to the combined institution;

  . the financial strength of Community and the composition of its business;

  . the geographical location of Peoples and Community;

  . the opinion of Berwind that the consideration to be paid in the Merger to the shareholders is fair from a financial point of view;

  . Peoples' Board of Directors' review of alternatives to the Merger
    (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the bank, and remaining independent and growing through future acquisitions);

  . the current and prospective economic, regulatory and competitive constraints facing financial institutions, including Peoples; and

  . the structure of the reorganization which will allow Peoples to operate as a separate institution after the Merger.

  Peoples' Board of Directors did not assign any specific or relative weight to the factors in their consideration.

  For Community, the Merger will strengthen its market position in Central Pennsylvania and provide entry into new markets in the South Central Pennsylvania counties of Adams and York. Community believes that as a result of the Merger it will also be able to achieve operating economies and enhanced revenue growth arising from a wider distribution of its products and services. Consummation of the Merger will create an institution capable of competitively providing a broad array of traditional and innovative banking products and services to the resulting market. These products and services include complete banking services, discount brokerage, leasing, investment advisory services, trust services, mutual funds, annuities, and mortgage services. The combination of the skills, resources and services offered by Community and Peoples will enable Community, as well as the resulting banking institution, to more effectively compete with other full service financial institutions in communities in Peoples' respective markets.

  THE RESPECTIVE BOARDS OF DIRECTORS OF PEOPLES AND COMMUNITY HAVE EACH UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF PEOPLES AND COMMUNITY AND RECOMMENDS THAT THEIR RESPECTIVE SHAREHOLDERS VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

VOTING AGREEMENTS

  In connection with the Merger, the Directors of Peoples have entered into agreements with Community to vote in favor of the Merger all shares of Peoples Common Stock owned by them as individuals or (to the extent of their proportionate voting interests) jointly with other persons, and that they will use their best efforts to cause any other shares of Peoples Common Stock over which they have or share voting power to be voted in favor of the Merger. In the aggregate, these agreements commit approximately 200,644 shares of Peoples Common Stock (13.5%) of the outstanding shares (to be voted in favor of the Merger).

  The agreements further provide that with respect to the shares of Peoples Common Stock owned by the Directors as individuals or (to the extent of the Directors' proportionate voting interests) jointly with other persons (collectively, "shares"), the Directors will not until the Merger has been consummated or the Merger Agreement has been terminated: (1) vote shares in favor of any other merger or transaction which would have the effect of a person other than Community or an affiliate acquiring control of Peoples or any of its subsidiaries or (2) sell or otherwise transfer shares (i) pursuant to any tender offer or similar proposal made by a person other than Community or an affiliate, (ii) to any person other than Community or an affiliate seeking to obtain control of Peoples or (iii) for the principal purpose of avoiding the Directors' obligations under the agreement.

  The agreements are applicable to the Directors only in their capacities as shareholders and do not effect the exercise of their responsibilities as Directors or officers. The agreements also do not apply to any shares of Peoples Common Stock held by a Director as a trustee or other fiduciary. No monetary or other compensation was paid to any Peoples Director for entering into these agreements.

OPINIONS OF FINANCIAL ADVISORS

 Peoples--Berwind Opinion

  Peoples retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind rendered its opinion to the Board of Directors of Peoples that, based upon and subject to the various considerations set forth therein, as of October 28, 1997 (the "October Opinion"), and as of the date of this Joint Proxy Statement/Prospectus (the "Proxy Opinion"), the consideration to be received, in the Merger, is fair, from a financial point of view, to the holders of Peoples Common Stock.

  The full text of Berwind's Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus, is incorporated by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Appendix B to this Joint Proxy Statement/Prospectus.

  Berwind was selected to act as Peoples' financial advisor in connection with the Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by Peoples because of its knowledge of, experience with, and reputation in the finacial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

  On October 28, 1997, Peoples' Board of Directors approved and executed the Merger Agreement. Prior to such approval, Berwind delivered its October Opinion to the Board of Directors stating that, as of that date, the consideration to be received by the shareholders of Peoples pursuant to the Merger Agreement was fair from a financial point of view. Berwind reached the same opinion as of the date of its Proxy Opinion. The Berwind Opinion was based upon economic, market and other conditions in effect as of the date of the Berwind Opinion. The full text of the Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. No limitations were imposed by the Board of Directors of Peoples upon Berwind with respect to the investigations made or procedures followed by them in rendering the October Opinion or the Proxy Opinion.

  In rendering the Proxy Opinion, Berwind: (a) reviewed the historical financial performances, current financial positions and general prospects of Peoples and Community; (b) reviewed the Merger Agreement; (c) reviewed and analyzed the stock market performance of Peoples and Community; (d) studied and analyzed the consolidated financial and operating data of Peoples and Community; (e) considered the terms and conditions of the proposed Merger between the parties as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions; (f) met and/or communicated with certain members of Peoples and Community's senior management to discuss their respective operations, historical financial statements and future prospects; (g) in the case of its updated opinion, reviewed a draft of the Joint Proxy Statement; and (h) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

  Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Peoples' financial forecasts reviewed by Berwind in rendering its opinion, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Peoples as to the future financial performance of Peoples. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Peoples or Community nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Peoples and Community were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

  The following is a summary of selected analyses prepared by Berwind and presented to Peoples' Board in connection with the October Opinion and analyzed by Berwind in connection with its October and Proxy Opinions. In connection with delivering its Proxy Opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the October Opinion. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the October Opinion

  Comparable Companies and Comparable Acquisition Transaction
Analyses. Berwind compared selected financial and operating data for Peoples with those of a peer group of selected banks and bank holding companies with assets between $200 million and $300 million, as of the most recent financial period publicly available, headquartered in Pennsylvania. Financial data and operating ratios compared in the analysis of the Peoples peer group included but was not limited to: return on average assets, return on average equity, shareholders equity to assets ratio and certain asset quality ratios.

  Berwind also compared selected financial, operating and stock market data for Community with those of a peer group of selected commercial banks and bank holding companies with assets between $300 million and $1 billion, as of the most recent period publicly available, headquartered in Pennsylvania. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Community peer group included but were not limited to: return on average assets, return on average equity, shareholders equity to assets ratio, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

  Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced during the twelve months ended as of the date of its Proxy Opinion, in which the selling institution's assets were between $200 million and $600 million as of the most recent period publicly available prior to the opinion. No company or transaction used in this analysis is identical to Peoples, Community or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

  Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of Peoples Common Stock after the five year period by applying a range of earnings multiples to Peoples' terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Peoples. The terminal values were then discounted to present value using discount rates reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Peoples Common Stock.

  Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by 1.0 share of Peoples Common Stock prior to the Merger and the shares of Community stock to be received after the Merger resulting form the exchange ratio. The analysis considered, among other things, the changes that the Merger would cause to Peoples' earnings per share, book value per share and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of Community based on the Merger with Peoples, Berwind analyzed the contribution that Peoples would have made to the combined company's earnings, equity and assets
as of and for the latest twelve month period ended     , 199 . Berwind also
reviewed the percentage ownership that Peoples' shareholders would hold in the combined company.

  In connection with rendering its October and Proxy Opinions, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Peoples' and Community's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

  In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion and opinion that the consideration to be received, as set forth in the Merger Agreement, is fair from a financial point of view to Peoples and its shareholders.

  Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

  Pursuant to the terms of the engagement letter dated October 28, 1997, Peoples has agreed to pay Berwind $294,070 upon consummation of the Merger for acting as its financial advisor in connection with the Merger, including delivering its October and Proxy Opinions. Whether or not the Merger is consummated, Peoples has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

  The full text of the Proxy Opinion of Berwind dated as the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made and matters considered, is attached hereto as Appendix B. Peoples' shareholders are urged to read the Berwind Opinion in its entirety. Berwind's Proxy Opinion is directed only to the consideration to be received by Peoples' shareholders in the Merger and does not constitute a recommendation to any holder of Peoples Common Stock as to how such holder should vote at the Peoples Special Meeting.

  THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS.

 Community--Sandler Opinion

  Pursuant to a letter agreement dated as of October 23, 1997 (the "Sandler Agreement"), Community retained Sandler as an independent financial advisor in connection with Community's consideration of a possible business combination with Peoples. Sandler is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

  In connection with the Merger, the Board of Directors of Community requested Sandler to render its opinion as to the fairness of the Exchange Ratio (also referred to as the "Conversion Factor" in this Joint Proxy Statement/Prospectus) to Community from a financial point of view. At the October 27, 1997 meeting of Community's Board of Directors at which the Board considered and approved the Merger, Sandler delivered to the Community Board of Directors its oral opinion that, as of such date, the Exchange Ratio was fair to Community from a financial point of view. Sandler has also delivered to Community's Board of Directors a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Sandler Opinion") which is substantially identical to the October 27, 1997 opinion. THE FULL TEXT OF THE SANDLER OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATERIAL REVIEWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW, IS ATTACHED HERETO AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. COMMUNITY'S SHAREHOLDERS ARE URGED TO READ THE SANDLER OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSE MERGER.

  THE SANDLER OPINION WAS PROVIDED TO THE COMMUNITY BOARD OF DIRECTORS FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO HOLDERS OF SHARES OF COMMUNITY COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF COMMUNITY TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF COMMUNITY COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE COMMUNITY SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

  In connection with rendering the Sandler Opinion, Sandler performed a variety of financial analyses. The summary of such analyses presented below does not purport to be a complete description of all of the analyses underlying Sandler's opinion. The preparation of a fairness opinion is a complex process involving subject judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors considered therein, without considering all factors and analyses, could create an incomplete view of those analyses and processes underlying the Sandler Opinion. In performing its analyses, Sandler made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community, Peoples and Sandler. Any estimates contained in Sandler's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, none of Community, Peoples or Sandler assumes responsibility for their accuracy.

  Stock Trading History. Sandler reviewed the history of the reported trading prices and volume for Community Common Stock and Peoples Common Stock, and the relationship between the movements in prices of Community Common Stock and Peoples Common Stock, respectively, to movements in certain stock indices, including Standard & Poor's 500 Index and the Nasdaq Banking Index and a selected composite group of publicly traded commercial banks and bank holding companies in geographic proximity and of similar asset size to Community and Peoples, respectively.

  Comparable Company Analysis. Sandler used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Community, Peoples and two different groups of selected institutions. The first group consisted of Peoples and twelve publicly-traded regional commercial banks (the "Regional Group"): Republic First Bancorp, Inc., Commercial National Financial, Oak Hill Financial, Inc., Carrollton Bancorp, Monocacy Bancshares, Inc., Codorus Valley Bancorp, Inc., Ambassador Bank, Regent Bancshares Corp., Commerce Bank Harrisburg, N.A., United Bancorp, Inc., First Leesport Bancorp, Inc. and First Mariner Bancorp. Sandler also compared Peoples to a group of eleven publicly-traded commercial banks of comparable size to Peoples which had a return on equity greater than 15.0% (based on the last twelve months earnings) and a price-to-tangible book value greater than 200% (the "Highly Valued Group"). The Highly Valued Group was comprised of Republic First Bancorp, Inc., Oak Hill Financial, Inc., Prestige Financial Corp., Atlantic Bank & Trust Co., Coast Bancorp, Cascade Bancorp, High Point Financial Corp., ComSouth Bankshares, Inc., Community Bankshares, Inc., Comstock Bancorp and Suburban Bancshares, Inc. The analysis compared publicly available information as of and for the periods ended December 31, 1992 through December 31, 1996 (although in the case of Community and Peoples and a few other cases, the information was as of and for the twelve months ended September 30, 1997).

  Analyses of Selected Merger Transactions. Sandler reviewed 249 nationwide transactions announced from January 1, 1996 to October 20, 1997 (the "Analysis Period"), involving publicly traded commercial banks as acquired institutions with transaction values over $15 million ("Nationwide Transactions"); 21 transactions announced during the Analysis Period involving publicly traded commercial banks in Pennsylvania, Ohio and Maryland with transaction values over $15 million ("Regional Transactions"); and 9 transactions announced during the Analysis Period involving publicly traded commercial banks in Pennsylvania as acquired institutions with transaction values over $15 million ("Pennsylvania Transactions"). Sandler reviewed the ratios of transaction value to last twelve months' net income, transaction value to tangible book value, transaction value to book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Peoples' financial information as of and for the twelve months ended September 30, 1997. Based upon the median multiples for Nationwide Transactions, Sandler derived an imputed range of values per share for Peoples Common Stock of $24.74 to $34.87. Based upon the median multiples for Regional Transactions, Sandler derived an imputed range of values per share on Peoples Common Stock of $27.16 to $30.72. Based upon the median multiples for Pennsylvania Transactions, Sandler derived an imputed range of values per share on Peoples Common Stock of $28.63 to $37.57.

  Discounted Dividend Analyses. Sandler also performed an analysis which estimated the future stream of after-tax dividend flows of Community through the year 2001 under various circumstances, assuming Community performed in accordance with the earnings forecast of its management and certain variations thereof. To approximate the terminal value of Community Common Stock at December 31, 2001, Sandler applied price to earnings multiples ranging from 10x to 22x and applied multiples of book value ranging from 150% to 400%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 18%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Community Common Stock between $13.10 and $35.90 when applying the price to earnings multiples, and an imputed range of values per share of Community Common Stock between $16.33 and $54.72 when applying multiples of tangible book value. In connection with its analysis, Sandler extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio) would have on the resulting present value, and discussed these changes with the Community Board.

  Pro Forma Merger Analysis. Sandler analyzed certain pro forma effects of the Merger on Community, based upon Community's and Peoples' current and projected income statements and balance sheets provided by the senior managements of Community and Peoples, respectively, and assumptions and analyses of the economic environment, accounting and tax treatment of the Merger, operating efficiencies, revenue enhancements and other adjustments discussed with the senior managements of Community and Peoples. This analysis indicated that the Merger would be slightly accretive (approximately 1% to 2%) to Community's earnings per share, and slightly dilutive (approximately 4% to 2%) to Community's tangible book value per share for all periods analyzed. The actual results achieved by Community may vary from the projected results and the variations may be material.

  In connection with rendering its October 27, 1997 opinion, Sandler reviewed, among other things: (i) the Merger Agreement and the exhibits thereto; (ii) the Stock Option Agreement; (iii) Community's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (iv) Peoples' audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (v) Community's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its quarterly report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (vi) Peoples' unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its quarterly report on Form F-4 for the quarters ended March 31, June 30 and September 30, 1997; (vii) preliminary financial information prepared by the senior management of Community concerning Community's financial condition and results of operations for the quarter ended September 30, 1997; (viii) certain financial analyses and forecasts of Community and Peoples prepared by and reviewed with management of Community and Peoples, respectively, and the views of the senior managements of Community and Peoples regarding their respective past and current business operations, results thereof, financial condition and future prospects; (ix) the pro forma impact of the Merger; (x) the publicly reported historical price and trading activity for the Community Common Stock and the Peoples Common Stock, including a comparison of certain financial and stock market information for Community and Peoples with similar publicly available information for certain other companies the securities of which are publicly traded; (xi) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (xii) the current market environment generally and the banking environment in particular; and
(xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria Sandler considered relevant.

  In connection with rendering the Sandler Opinion, Sandler confirmed the appropriateness of its reliance on the analyses used to render its October 27, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  In performing its reviews, Sandler assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler does not assume any responsibility or liability therefor. Sandler did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Peoples or Community or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Community and Peoples). With respect to all financial projections reviewed with each company's management, Sandler assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Community and Peoples and that such performances will be achieved. Sandler also assumed that there has been no material change in Community's and Peoples' assets, financial condition, results of operations, business, or prospects since the date of the last financial statements filed pursuant to the requirements of the Exchange Act, that the Merger will be accounted for as a pooling of interests, that Community and Peoples will remain as going concerns for all periods relevant to its analyses and that the conditions precedent in the Merger Agreement are not waived.

  Under the Sandler Agreement, Community will pay Sandler a transaction fee in connection with the Merger, a substantial part of which is contingent upon the consummation of the Merger. Under the terms of the Sandler Agreement, Community will pay Sandler a transaction fee equal to $320,000, of which $170,000 was paid in conjunction with delivery of the Sandler's October 27, 1997 opinion and the balance will be paid when the Merger is consummated. Community has also agreed to reimburse Sandler for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Sandler and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

  Sandler has in the past provided and may in the future provide other financial advisory services to Community and has received and will receive its customary compensation for such services. In the ordinary course of its business, Sandler may actively trade the equity securities of Community and Peoples and their respective affiliates for its own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

  THE FOREGOING PROVIDES ONLY A SUMMARY OF THE OPINION OF SANDLER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS.

TERMS OF THE MERGER

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference herein. Shareholders are urged to read carefully the Merger Agreement.

 Effect of the Merger

  Pursuant to the Merger Agreement, Peoples will be merged with and into PSB Interim Bank, with PSB Interim Bank as the surviving entity (sometimes referred to as the "Surviving Corporation"). The articles of incorporation and bylaws of PSB Interim Bank, which are substantially the same as Peoples articles and bylaws, will remain in effect as the articles of incorporation and bylaws of the Surviving Corporation. The directors and officers of Peoples immediately prior to the Merger will remain in office as the directors and officers of the Surviving Corporation; provided, however, that: (a) Eddie L. Dunklebarger will become President and CEO of PSB Interim Bank and Community;
(b) Anthony N. Leo will become an Executive Vice-President of PSB Interim Bank and Community; and (c) Jeffrey M. Seibert will become an Executive Vice-President of Community and Executive Vice President and CLO of PSB Interim Bank.

 Merger Consideration; Conversion Factor

  In connection with the Merger, each share of Peoples Common Stock issued and outstanding as of the Effective Date, other than shares of Peoples Common Stock held by persons who have perfected dissenters rights and shares of Peoples Common Stock held and beneficially owned by Community or any subsidiary of Community which are not held in a fiduciary or similar capacity on behalf of others, will be converted into and become a right to receive .889 shares (the "Conversion Factor") of Community Common Stock, par value $5.00 per share.

  Each option to purchase shares of Peoples Common Stock pursuant to the Peoples Stock Option Plan and the Peoples Directors Stock Option Plan (collectively, the "Option Plans"), which is outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option into, at the Effective Date, an option (each, an "Exchange Option") to purchase such number of shares of Community Common Stock at such exercise price as set forth in the Merger Agreement (and otherwise having the same duration and other terms as the original option). The intention is to place the holders of the Outstanding Options in the same economic position, taking into consideration the Conversion Factor, with respect to the Exchange Options after the Effective Date as they were with respect to Outstanding Options prior to the Effective Date.

  In addition, subsequent to the date of the Merger Agreement but prior to the Effective Date, whenever: (a) a record date occurs for the purpose of determining the holders of Community Common Stock entitled to receive a dividend declared payable in shares of Community Common Stock; (b) Community subdivides the outstanding shares of Community Common Stock; (c) Community combines the outstanding shares of Community Common Stock into a smaller number of shares; or (d) Community issues by reclassification of its shares of Community Common Stock any shares of stock of Community, the Conversion Factor will also be adjusted so that each share of Peoples Common Stock thereafter shall be convertible into and exchangeable for the number of shares of Community Common Stock which the shares of Peoples Common Stock would have represented had such shares of Peoples Common Stock been converted into and exchanged for shares of Community Common Stock prior to the happening of such event and such Community Common Stock had been entitled to the benefit of the happening of such event.

 Closing; Effective Date

  The Merger Agreement provides that the Closing of the Merger will be held at the executive offices of Community at 10:00 a.m. on the Effective Date which date shall not be later than thirty (30) days after the receipt of all required governmental approvals and shareholder approvals and after the expiration of all applicable waiting periods. See "THE MERGER--Terms of the Merger--Conditions Precedent" below.

 Representations and Warranties

  Peoples and Community (with respect to itself, and where applicable, Community subsidiaries) have made certain representations and warranties as set forth in the Merger Agreement. The representations and warranties relate to, among other things, proper organization; articles of association, bylaws and minute books; powers and qualifications of each corporation; subsidiaries; capital structures; leases; litigation; insurance; compliance with environmental laws; material contracts and agreements; classified loans; employee benefit plans; no material adverse change in financial condition; title to real property and other assets; the adequacy of the provision for current taxes payable and other tax matters; authorization of the Merger Agreement; absence of conflict with other agreements and the consents and approvals that will be required for the consummation of the Merger; adequacy of financial statements; brokerage and other fees; the absence of false or misleading statements in certain financial statements, Joint Proxy Statements, reports, documents or other written material; and the delivery and filing of certain tax returns and reports.

 Conduct of Business Pending the Merger

  Peoples has agreed that prior to the Effective Date of the Merger, it will conduct its business in the ordinary course as previously conducted and that it will use its reasonable best efforts: (a) to preserve its respective business and business organization; (b) to keep available to Community the services of its present officers (provided, however, that it shall have the right to terminate the employment of any such officer for cause in accordance with its established employee procedures); (c) to preserve the good will of its customers and others having business relations with it; (d) to consult with Community as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business; (e) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted); (f) to comply with all laws applicable to it and the conduct of its business; (g) to keep in force, at not less than their present limits, all policies of insurance (including Federal Deposit Insurance Corporation ("FDIC") deposit insurance); (h) to make no material change in the general terms, policies and conditions upon which it presently does business other than in the ordinary course of business; (i) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and (j) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

  Community has agreed that prior to the Effective Date of the Merger, Community and each of its subsidiaries will conduct its respective business in the ordinary course as previously conducted and use its reasonable best efforts to: (i) to preserve its respective business and business organization;
(ii) to preserve the good will of its customers and others having business relations with it; (iii) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted); (iv) to comply with all laws applicable to it and the conduct of its business; (v) to keep in force at not less than their present limits all policies of insurance (including FDIC deposit insurance); (vi) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and (vii) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

 Certain Other Agreements

  Pursuant to the Merger Agreement, Peoples has also agreed (except as expressly permitted by the Merger Agreement or to the extent that Community otherwise consents in writing), that it will not: (a) amend its articles of association or bylaws; enter into any shareholder agreement, understanding or commitment relating to the right to vote its shares of capital stock; or repurchase, redeem or retire or otherwise acquire any share of, or any security convertible into shares of, its capital stock or other equity investment; (b) issue, deliver or sell shares of capital stock or securities convertible into any such shares, or issue or grant any right, option or other commitment for the issuance, delivery or sale of any such shares or securities (other than the exercise of stock options or pursuant to Peoples ESOP, 401(k) Plan, and Dividend Reinvestment Plan); (c) declare, set aside, or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends payable in accordance with customary dividend policy (which shall mean cash dividends payable with respect to Peoples Common Stock at a quarterly rate not in excess of $.14 per share for the fourth quarter of 1997 and for each quarter thereafter at a quarterly rate not in excess of Community's dividend rate multiplied by .889); (d) enter into or amend, or increase the contribution to or obligation under, any employment contract or any bonus, stock option, profit sharing, pension, retirement, savings, incentive, deferral or similar employee benefit program or arrangement, or authorize the creation of any new or replacement job classifications or staff positions, pay bonuses or other extraordinary compensation, or grant any salary or wage increase except normal individual increases in compensation to employees in accordance with established employee procedures of Peoples (except options issued to employees--not to exceed 25,000 shares--and directors--not to exceed 5,500 shares--consistent with past practice at the fair market value of Peoples Common Stock at the date of the grant); or (e) other than in the Ordinary Course of Business (as defined below), authorize or make any material change in its business or operations; incur any material direct or contingent liabilities or commitments; sell or dispose of any shares of it capital stock (other than the exercise of stock options or pursuant to Peoples ESOP, 401(k) Plan, and Dividend Reinvestment Plan) or lease, sell or dispose of any other material part of its assets; establish any new branch banking offices, loan production offices or other offices, or make any capital expenditures in excess in the aggregate of $5,000 (except for ordinary repairs, renewals or replacements); waive or release any right or cancel or compromise any of its debts or claims; or otherwise enter into any material contract, transaction or commitment. For purposes of the Merger Agreement, the "Ordinary Course of Business" consists of the banking business as presently conducted by Peoples and not prohibited by the PBC.

  Peoples has also agreed that: (i) charge-offs and charge-downs of loans will be taken against its allowance for loan losses in the Ordinary Course of Business when a potential loss has been quantified by the executive officers of Peoples; (ii) Community and its counsel, financial advisors and accountants (all of whom shall be bound by the confidential nature of any of the following) will be given full access, upon reasonable request, to Peoples' properties, books, contracts and records, and that Peoples shall furnish all information concerning its affairs as such persons may reasonably request;
(iii) it shall use its reasonable best efforts to cause the Merger and the Merger Agreement to be submitted to its shareholders for their consideration and vote, and that the Board of Directors of Peoples, consistent with their fiduciary duties in the opinion of counsel, will recommend that the Merger and the Merger Agreement be approved; (iv) it will deliver to Community a correct and complete list of Peoples' shareholders; (v) it will, separately and jointly with Community, use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all steps necessary to obtain requisite government approvals of the Merger and to cause the Merger to be consummated; (vi) it will give written notice to Community upon becoming aware of any impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations or warranties of Peoples contained or referred to in the Merger Agreement and that it will use its reasonable best efforts to promptly prevent or remedy the same; and (vii) it will not take any actions with respect to its business or operations that in its or its accountants' judgment would cause the Merger or any related transaction to fail to meet the relevant criteria for pooling of interests accounting treatment. Peoples has also agreed that in co-operation with Community, it would promptly prepare for inclusion in the Community Registration Statement (as defined below) this Joint Proxy Statement for the purpose of submitting the Merger Agreement to the Peoples' shareholders.

  Pursuant to the terms of the Merger Agreement, Community has agreed: (a) that Community will use its reasonable best efforts in good faith to take as promptly as practicable all steps necessary to cause the Merger to be consummated as expeditiously as possible; (b) as the sole shareholder of PSB Interim Bank, Community shall by unanimous shareholder action ratify and confirm the Merger and cause the Board of Directors of PSB Interim Bank to approve the Merger; (c) that Community will issue shares of Community Common Stock in accordance with the Conversion Factor, and that such shares, when issued and delivered, will be duly authorized and legally and validly issued, fully paid and nonassessable; (d) that prior to the Effective Date, Community will appoint Norwest Minnesota, N.A. as Exchange Agent for the purpose of exchanging certificates in accordance with the terms of the Merger Agreement;
(e) that prior to the Effective Date, separately and jointly with Peoples, Community will use its reasonable best efforts in good faith to take or cause to be taken as promptly as possible all steps necessary to obtain (i) the prior approval of the Merger by the Federal Reserve Board, the FDIC and the Department of Banking, and (ii) all other consents and approvals of government agencies as are required by law or otherwise; (f) that Community shall promptly give written notice to Peoples upon becoming aware of any impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations or warranties of Community contained or referred to in the Merger Agreement and that it will use its reasonable best efforts to promptly prevent or remedy the same; (g) that Community and each of its subsidiaries will give Peoples and its counsel, financial advisors and accountants (all of whom shall be bound by the confidential nature of any of the following) full access, upon reasonable request, to its properties, books, contracts and records, and that they shall furnish all information concerning their respective affairs as Peoples may reasonably request; (h) that Community shall cause PSB Interim Bank to employ persons who are employees of Peoples immediately prior to the Effective Date, with compensation at least equal to the aggregate compensation that each person was receiving from Peoples prior to the effective date and use its reasonable best efforts to provide employee benefits that are substantially equivalent to the employee benefits which Peoples employees received prior to the effective date and are no less favorable than the employee benefits afforded to similarly situated employees of Community and its subsidiaries; and (i) that Community will not take any actions or engage in any transaction following the Merger that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or fail to qualify for pooling of interests accounting treatment. Community has also agreed that it will promptly prepare and file with the SEC a registration statement (the "Community Registration Statement") under and pursuant to the provisions of the Securities Act of 1933 (the "Securities Act") for the purpose of registering the Community Common Stock to be issued in connection with the Merger.

  Pursuant to the terms of the Merger Agreement, Peoples and Community have both agreed that: (i) each party to the Merger Agreement shall, and shall cause its directors, officer, attorneys and advisors, to maintain (unless otherwise required by applicable law) the confidentiality of all information obtained in connection with the Merger Agreement which is not otherwise publicly disclosed by the other party or publicly available; and (ii) both Community and Peoples shall agree with each other as to the form and substance of any press release related to the Merger Agreement or the transactions contemplated thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto. Peoples and Community have also agreed that they shall use their reasonable best efforts to have the Community Registration Statement declared effective under the Securities Act as soon as may be practicable.

 Conditions Precedent

  The obligations of Peoples and Community to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(a) the performance by Peoples and Community of each of their respective obligations under the Merger Agreement and the accuracy of each of Peoples' and Community's respective representations and warranties contained therein;
(b) the absence of any material adverse change in the financial condition of each of the respective parties and their subsidiaries; (c) approval of the Merger Agreement and the transactions contemplated therein by the shareholders of Peoples and Community; (d) the receipt, by each of the respective parties, of a certificate from the other party as to matters specifically enumerated in the Merger Agreement and the opinion of counsel as required therein; (e) the effectiveness of the Community Registration Statement and the absence of stop orders suspending the effectiveness; (f) the receipt of all governmental approvals required by the Merger Agreement; (g) receipt of a letter from Coopers & Lybrand, LLP dated the effective date of the Community Registration Statement, as required by the Merger Agreement, subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants, if applicable; (h) the receipt of an opinion from Mette, Evans & Woodside, special counsel to Community, as to certain tax matters; and (i) the Merger is accounted for under the pooling of interests method of accounting.

  The obligations of Peoples to consummate the Merger are further subject to:
(i) the listing on the AMEX of shares of Community Common Stock to be issued in connection with the Merger; and (ii) the receipt of the Berwind Opinion.

  The obligations of Community to consummate the Merger are further subject to: (a) the receipt of a letter from Peoples' litigation counsel on the Effective Date setting forth pending litigation involving Peoples which was not previously disclosed in writing to Community; (b) the aggregate number of shares of Peoples Common Stock held by persons who have taken the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the PBC and BCL ("Dissenting Shares") are not enough to prevent Community from meeting the continuity of business enterprise requirement of Section 368(a)(1)(A) of the Code, and the number of Dissenting Shares, plus the number of shares owned by Community or its affiliates, together with the aggregate number of fractional shares with respect to which persons will receive cash in lieu of Community Common Stock pursuant to the Merger Agreement, shall be less than 10% of the number of outstanding shares of Peoples Common Stock or such number, if less, which will allow Community to account for the Merger as a "pooling of interest"; (c) the receipt by Community of letters from Peoples' affiliates for purposes of Rule 145 under the Securities Act; and receipt of the Sandler O'Neill opinion.

 Waiver; Amendment

  Any provision of the Merger Agreement may be: (a) waived by the party benefitted by the provision; or (b) amended or modified at any time by an agreement in writing duly authorized and executed by each of the parties, except that no amendment which would reduce the amount or change the form of consideration to be delivered to the shareholders of Peoples' or alter or change any of the terms or conditions of the Merger Agreement so as to materially adversely affect the shareholders of Peoples or Community, may be made subsequent to shareholder approvals without obtaining further shareholder approvals.

 Termination

  The Merger Agreement provides that it may be terminated by the mutual consent of both Peoples and Community at any time prior to the consummation of the Merger.

  The Merger Agreement further provides that it may be terminated by the Board of Directors of Peoples: (a) if, (i) in its reasonable opinion, a material adverse change has occurred since June 30, 1997 in the business or financial condition of Community, or (ii) there has been a failure, or prospective failure, on the part of Community to comply with its obligations or any conditions applicable to it under the Merger Agreement; (b) on or after June 30, 1998, if (i) any of the conditions to which the obligations of Peoples are subject under the Merger Agreement have not been fulfilled (provided, however, that Peoples shall not have the right to terminate the Merger Agreement for a period of three months if Community is engaged in litigation or an appeal procedure relating to an attempt to obtain one or more of the government approvals required by the Merger Agreement), or (ii) such conditions have been fulfilled or waived but Community shall have failed to complete the Merger;
(c) if the Merger and the Merger Agreement are not approved by the affirmative vote of Peoples' shareholders owning at least two-thirds of its capital stock outstanding at the Peoples Special Meeting, including any adjournment thereof; provided, however, that Peoples and Community may mutually agree to keep the Merger Agreement in effect to call an additional meeting of the Peoples' shareholders to obtain such shareholder approval; and (d) if, prior to the Effective Date, (i) a change of control of Community occurs, (ii) Community enters into an agreement to effect a change of control or (iii) Community enters into any agreement relating to a transaction which would require the appoval of its shareholders under the BCL or the listing standards of the AMEX.

  The Merger Agreement further provides that it may be terminated by the Board of Directors of Community: (a) on or after June 30, 1998 if (i) any of the conditions to which the obligations of Community are subject under the Merger Agreement have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Community but Peoples shall have failed to complete the Merger;
(b) if (i) in its reasonable opinion a material adverse change has occurred since June 30, 1997 in the business or financial condition of Peoples, or (ii) there has been a failure, or prospective failure, on the part of Peoples to comply with its obligations or any conditions applicable to it under the Merger Agreement; or (c) if the Merger and the Merger Agreement are not approved by the affirmative vote of Community shareholders owning at least 66 2/3% of its capital stock outstanding at the Community Special Meeting.

  The Merger Agreement further provides that it may be terminated by the Board of Directors of either Peoples or Community if any material action, proceeding or investigation is pending or threatened before any court or administrative agency by any governmental agency or other person challenging, or seeking material damages in connection with, the Merger.

  The Merger Agreement further provides that under the Merger Agreement, the power of termination may only be exercised by written notice, signed on behalf of the party by its Chairperson (or President) and Chief Executive Officer, to the other party. Additionally, termination of the Merger Agreement will not terminate or affect the obligations of Peoples and Community to pay any expenses required by the Merger Agreement, or any other agreement reached between the parties after such termination.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such costs, except that in the event the Merger is not consummated for any reason Community and Peoples shall each pay one-half of:

(a) the aggregate costs theretofore incurred in printing the Community Registration Statement, the Prospectus and this Joint Proxy
Statement/Prospectus; (b) the registration fee for the Community Registration Statement; and (c) the fees for filing applications for any government approvals required by the Merger Agreement.

STOCK OPTION AGREEMENT; NO SOLICITATION; PURSUIT OF OTHER TRANSACTIONS

  In the Merger Agreement, Peoples has agreed that neither it nor any of its officers or directors shall (and Peoples has agreed to direct and use its reasonable best efforts to cause its employees, agents and representatives, including, without limitation, any investment banker, attorney or accountant retained by it not to) initiate, solicit or encourage, directly or indirectly, any inquiries for the making of any proposal or offer (including, without limitation, any proposal or offer to Shareholders of Peoples, but excluding the transactions contemplated by the Merger Agreement) with respect to a merger, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Peoples (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Peoples has agreed to promptly notify Community of any inquiries or proposals regarding an Acquisition Proposal.

  In connection with the Merger Agreement, Community and Peoples have entered into a stock option agreement (the "Stock Option Agreement") granting Community an irrevocable option to purchase up to that number of shares of authorized but unissued shares of Peoples Common Stock, which, when added to the number of shares of Peoples Common Stock owned by Community at the time of the exercise of the option will represent 19.9% of the issued and outstanding shares of Peoples Common Stock after exercise of the option, at a purchase price of $23.50 per share.

  Community may exercise the option upon: (i) the making by a third party of a tender or exchange offer for at least 19.9% of the outstanding Peoples Common Stock; (ii) the acquisition by a third party of beneficial ownership of the right to acquire beneficial ownership of 19.9% or more of the outstanding Peoples Common Stock; (iii) the making by any third party by public announcement or communication to Peoples, of a firm proposal to acquire Peoples (by merger, consolidation or otherwise) or to make any such tender or exchange offer as described in (i) above; or (iv) the failure of Peoples' shareholders to approve the Merger if at the time of the Peoples Special Meeting there has been an announcement by a third party of an offer or proposal to acquire 19.9% or more of Peoples Common Stock (before giving effect to any exercise of the option), or to acquire, merge or consolidate with Peoples, or to purchase all or substantially all of Peoples' assets.

  To the extent the option has not been exercised, it shall terminate and be of no further force and effect on the earlier of (i) the effective date of the Merger, (ii) the time of termination of the Merger Agreement in accordance with its terms (other than a termination resulting from a wilful breach by Peoples of any representation, warranty or covenant contained therein or, following the occurrence of any events set forth in the preceding paragraph above, or failure of Peoples' shareholders to approve the Merger by the vote required by law), (iii) six (6) months after termination of the Merger Agreement due to a wilful breach by Peoples of representation, warranty or covenant contained therein or (iv) six (6) months after failure of Peoples' shareholders to approve the Merger by the vote required by law following the occurrence of an event set forth in the preceding paragraph above. The Stock Option Agreement may discourage third parties from making competing offers to acquire Peoples and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement.

  The foregoing description is intended only as a summary of the material provisions of the Stock Option Agreement and does not purport to be complete. It is qualified in its entirety by reference to the Stock Option Agreement, which is attached as Appendix E to this Joint Proxy Statement/Prospectus.

CONTINUED EMPLOYMENT OF PEOPLES' EMPLOYEES

  Pursuant to the terms of the Merger Agreement, Community has agreed to cause PSB Interim Bank to employ persons who are employees of Peoples immediately prior to the Effective Date with compensation at least equal to the aggregate compensation that each person was receiving from Peoples prior to the effective date then use its reasonable best efforts to provide employee benefits that are substantially equivalent to the employee benefits which Peoples employees received prior to the effective date and are no less favorable than the employee benefits afforded to similarly situated employees of Community and its subsidiaries.

  Community has agreed to consider in good faith the implementation of a
Section 401(k) Plan shortly after the effective date. Peoples existing Employee Stock Ownership Plan (ESOP) and 401(k) Plan will be terminated as of the Effective Date of the Merger. For vesting and eligibility purposes for employee benefits, former Peoples employees shall receive credit for years of service with Peoples. Peoples employees employed by the Interim Bank after the effective date of the Merger will have titles and duties as are appropriate and consistent with Peoples existing personnel structure. Eddie L. Dunklebarger, Anthony E. Leo, and Jeffrey M. Seibert have entered into employment agreements with Community, which are conditioned upon consummation of the Merger. See--"Interests of Certain Persons in the Merger." In the event the Interim Bank terminates the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of Peoples as of the Effective Date within one (1) year of the Effective Date, Community shall cause the Interim Bank to pay severance pay to such employees in accordance with such severance policies as may be adopted from time to time by the Interim Bank with the reasonable consent of Community.

INDEMNIFICATION OF PEOPLES' OFFICERS AND DIRECTORS; INSURANCE

  In the Merger Agreement, Community has agreed to cause PSB Interim Bank to indemnify and hold harmless, prior to and after the Effective Date, each present and former director and officer of Peoples determined as of the Effective Date (the "Indemnified Parties") against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceedings or investigation, whether civil, criminal, administrative or investigative, arising out of an Indemnified Matter. Pursuant to the Merger Agreement, an "Indemnified Matter" includes any matter directly or indirectly involving transactions contemplated by or required in connection with the Merger Agreement, as well as any matter existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled to be indemnified under Peoples' articles of incorporation or bylaws in effect as of the date of the Merger Agreement, but only to the extent permitted by applicable law, and also advance expenses as incurred to the fullest extent to which such persons were entitled under Peoples' articles of incorporation and bylaws as in effect on the date of the Merger Agreement (to the fullest extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). An Indemnified Matter does not include any action or omission by an Indemnified Party resulting from such person's gross negligence or deliberate misconduct. Community has also agreed to cause PSB Interim Bank, for a period of six years after the Effective Date, to use its reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Peoples; provided, however, that PSB Interim Bank may substitute therefor policies of comparable coverage; and provided further that in no event shall PSB Interim Bank be obligated to expend any amount per annum in excess of 150% of the total amount of annual premiums paid as of the date of the Merger Agreement by Peoples for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community has agreed to use its reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

PSB INTERIM BANK SHAREHOLDER APPROVAL

  Under the Merger Agreement, Community has agreed to cause PSB Interim Bank to ratify and confirm the Merger and cause the Board of Directors of PSB Interim Bank to approve the Merger and the Merger Agreement.

LISTING

  The Merger Agreement provides that Community will file an application to list, on the AMEX, the shares of Community Common Stock to be issued in the Merger.

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

EXCHANGE PROCEDURE

 Appointment of Exchange Agent

  Prior to the Effective Date, Community will appoint Norwest Bank Minnesota, N.A. as Exchange Agent for the purpose of exchanging certificates representing shares of Community Common Stock. Thereafter, Community will issue and deliver to the Exchange Agent shares of Community Common Stock, and will pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Peoples Common Stock entitled to cash in lieu of fractional shares. Any Community Common Stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date will be repaid to Community, in which event the persons entitled thereto shall only look to Community for payment thereof; provided, however, that if Community shall, as required by law, pay to the Commonwealth of Pennsylvania any unclaimed Community Common Stock or monies so repaid to Community, those persons may thereafter look only to the Commonwealth of Pennsylvania for payment thereof.

 Procedure

  As soon as practicable after the Effective Date of the Merger, holders of shares of Peoples Common Stock will be furnished a form letter of transmittal for the tender of their shares to the Exchange Agent to be exchanged for new certificates for the appropriate number of shares of Community Common Stock. Community will be required to issue Community Common Stock only upon the actual surrender of Peoples shares and will require an indemnity agreement or a bond from any Peoples' shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

  As of the Effective Date of the Merger, Community will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Community Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Peoples Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date of the Merger, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Community Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

  Until Old Certificates have been surrendered and exchanged for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Community, to be the number of whole shares of Community Common Stock into which the number of shares of Peoples Common Stock shown thereon have been converted. At the option of Community, no dividends or other distributions which are declared on Community Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner described above, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Community Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

REGULATORY APPROVALS

  The approval of the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking must also be obtained before the Merger can be
consummated. On        , 1997, an application was filed with the Department of
Banking seeking approval of the Merger. Applications for the Federal Reserve Board's and FDIC's respective approvals will also be filed.

  Peoples and Community are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

  The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. There can likewise be no assurance that the U.S. Department of Justice or the state Attorney General will not challenge the Merger, or if such a challenge is made, as to the result thereof.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the Record Date, the directors and executive officers of Peoples may be deemed to be beneficial owners of 214,835 shares of Peoples Common Stock, or 14.42% of the then outstanding shares of Peoples Common Stock.

  Certain directors and officers of Peoples have interests in the Merger that are in addition to their interests as shareholders of Peoples generally. The Merger Agreement provides that from and after the Effective Date, Community will cause PSB Interim Bank to provide indemnification to each person who is at the Effective Date, or has been at any time prior to the Effective Date, an officer or director of Peoples against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled under the articles of association or bylaws of Peoples in effect on the date of the Merger Agreement, to the extent permitted under applicable law and to advance expenses as incurred to the fullest extent to which such persons were entitled under the articles of association and bylaws as in effect on the date of the Merger Agreement, to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  The Merger Agreement also provides that for a period of six years after the Effective Date, Community shall cause PSB Interim Bank to use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Peoples (provided that PSB Interim Bank may substitute policies of comparable coverage); provided, however, that in no event will PSB Interim Bank be obligated to expend, in order to maintain such insurance coverage, any amount per annum in excess of 150% of the total amount of the annual premiums paid as of the date of the Merger Agreement by Peoples for such insurance.

  The current members of the Board of Directors of Peoples will be appointed to and will constitute the Board of Directors of PSB Interim Bank, and four
(4) members of the present Board of Directors of Peoples will be appointed to Community's Board of Directors.

  Additionally, Community has entered into employment agreements which are conditioned upon consummation of the Merger, and are effective on the Effective Date of the Merger whereby: (a) Eddie L. Dunklebarger will become President and CEO of PSB Interim Bank and Community; (b) Anthony N. Leo will become an Executive Vice-President of PSB Interim Bank and Community; and (c) Jeffrey M. Seibert will become an Executive Vice-President of Community and Executive Vice-President and CLO of PSB Interim Bank.

 Eddie L. Dunklebarger

  Pursuant to the employment agreement described above, Eddie L. Dunklebarger, currently the President and CEO of Peoples, will become the President and CEO of PSB Interim Bank and Community, at an annual salary of $190,000. For a period of two (2) years (commencing with calendar year 1998), Mr. Dunklebarger will be paid a bonus equal to the greater of (i) $50,000, or (ii) any bonus to which he would be entitled to as a participant in Community's existent executive bonus program. After this two-year period, Mr. Dunklebarger will participate in Community's existent executive bonus program. Additionally, Mr. Dunklebarger will be entitled to participate in or receive benefits under all Community employment benefit plans, including the right to receive options for at least 6,000 shares of Community Common Stock, per year, under Community's existing stock option plan. Mr. Dunklebarger will also be entitled to other benefits and perquisites as Community's Board of Directors deems appropriate.

  Community will employ Mr. Dunklebarger for a period of five (5) years after the Effective Date of the Merger. Upon the expiration of the third year of the five-year period, and upon the expiration of each subsequent year of employment (each expiration being referred to as the "Expiration Date"), the period of Mr. Dunklebarger's employment will automatically be extended for an additional year (resulting in successive three-year terms) unless, no later than 90 days prior to the Expiration Date either the Board of Directors of Community or Mr. Dunklebarger gives written notification of its or his intention not to renew Mr. Dunklebarger's agreement. This notice will have the effect of causing the agreement to terminate two (2) years after the Expiration Date.

  Mr. Dunklebarger's employment will also be terminated upon his death, disability (as defined in the agreement) and for cause (as defined in the agreement). Mr. Dunklebarger may further terminate his employment (a) voluntarily upon one hundred eighty (180) days notice to Community for any reason; (b) for certain specified health reasons; and (c) other "good reasons" including, but not limited to, (i) any assignment or reduction of responsibilities of Mr. Dunklebarger (without his consent), (ii) any removal of Mr. Dunklebarger from any of his executive positions, (iii) a reduction of Mr. Dunklebarger's salary, (iv) any willful and material breach of the agreement by Community, (v) a change in control of Community, or (vi) a relocation by Community of Mr. Dunklebarger's offices beyond a certain distance from East Berlin, Pennsylvania.

 Anthony N. Leo

  Pursuant to the employment agreement described above, Anthony N. Leo, currently the Chief General Counsel of Peoples, will become an Executive Vice-President of PSB Interim Bank and Community, at an annual base salary of not less than $90,000. Mr. Leo will be entitled to participate in or receive benefits under all Community employment benefit plans generally available to executive officers of Community.

  Community will employ Mr. Leo for a rolling term of two (2) years commencing on the Effective Date of the Merger. On each anniversary of the Effective Date, the period of Mr. Leo's employment will automatically be extended for an additional one (1) year period unless, no later than sixty (60) days prior to the such anniversary date either the Board of Directors of Community or Mr. Leo gives written notification of its or his intention not to renew Mr. Leo's agreement. Upon the date of any change in control of Community, Mr. Leo's agreement will automatically renew and be extended for two (2) years from that date.

  Mr. Leo's employment may be terminated (a) at any time by mutual agreement of Mr. Leo and Community; (b) automatically if Mr. Leo is removed and/or permanently prohibited from participating in Community's or PSB Interim Bank's affairs by the appropriate regulatory agency (under Section 8(e) Federal Deposit Insurance Act, as amended, or any similar state or federal law); (c) by Community at any time (i) for cause (as defined in the agreement), or (ii) if in its sole judgment and discretion the continued employment of Mr. Leo would no longer be beneficial or desirable; or (d) by Mr. Leo (i) upon a change in control of Community, or (ii) at any time upon thirty (30) days prior notice to Community.

 Jeffrey M. Seibert

  Pursuant to the employment agreement described above, Jeffrey M. Seibert, currently the CLO of Peoples, will become an Executive Vice-President of Community and Executive Vice-President and CLO of PSB Interim Bank, at an annual base salary of not less than $90,000. Mr. Seibert will be entitled to participate in or receive benefits under all Community employment benefit plans generally available to executive officers of Community.

  Community will employ Mr. Seibert for a rolling term of two (2) years commencing on the Effective Date of the Merger. On each anniversary of the Effective Date, the period of Mr. Seibert's employment will automatically be extended for an additional one (1) year period unless, no later than sixty (60) days prior to the such anniversary date either the Board of Directors of Community or Mr. Seibert gives written notification of its or his intention not to renew Mr. Seibert's agreement. Upon the date of any change in control of Community, Mr. Seibert's agreement will automatically renew and be extended for two (2) years from that date.

  Mr. Seibert's employment may be terminated (a) at any time by mutual agreement of Mr. Seibert and Community; (b) automatically if Mr. Seibert is removed and/or permanently prohibited from participating in Community's or PSB Interim Bank's affairs by the appropriate regulatory agency (under Section 8(e) Federal Deposit Insurance Act, as amended, or any similar state or federal law); (c) by Community at any time (i) for cause (as defined in the agreement), or (ii) if in its sole judgment and discretion the continued employment of Mr. Seibert would no longer be beneficial or desirable; or (d) by Mr. Seibert (i) upon a change in control of Community, or (ii) at any time upon thirty (30) days prior notice to Community.

MANAGEMENT OF COMMUNITY AND PSB INTERIM BANK AFTER THE MERGER

  On the Effective Date of the Merger, the Board of Directors of Community will consist of the persons who were then members of the Board of Directors of Community plus four (4) of Peoples current Directors (designated by vote of Peoples Board of Directors prior to the Effective Date, which designation shall include to the Class to which such Director shall be appointed, only one
(1) of whom shall be an employee of Peoples immediately prior to the Effective
Date). On the Effective Date, in accordance with Community's current classification of Directors and the designation of Peoples Board of Directors, Community shall appoint one (1) such Peoples Director as a Class A Director to continue in office until 2000, one (1) such Peoples Director as a Class B Director to continue in office until 2001, one (1) such Peoples Director as a Class C Director to continue in office until 1998 provided that if the Effective Date occurs prior to Community's 1998 annual meeting of shareholders the Director must stand for election at the 1998 annual meeting. If the Effective Date occurs after Community's 1998 annual meeting of shareholders, this Director shall continue in office until the year 2000, and one (1) such Peoples Director as a Class D Director to continue in office until 1999.

  If any former Peoples Director so appointed to the Community Board shall cease to serve as a Community Director, the current Peoples Directors who are then serving as Directors of PSB Interim Bank after the Effective Date shall have the right to designate one other person then serving on the Board of PSB Interim Bank to serve as a Community Director.

  The Board of Directors of Community shall nominate for re-election each former Peoples Director whose term as a Community Director expires on or before the date of the 2001 annual meeting of Community shareholders.

  The Executive Committee of Community shall consist of the seven (7) persons who are members of the Executive Committee as of the Effective Date of the Merger plus three (3) additional members who are members of Community's Board of Directors and former non-employee Directors of Peoples.

  From and after the Effective Date of the Merger, the officers of Community shall be those persons who are officers and directors of Community provided that Eddie L. Dunklebarger shall become the Chief Executive Officer of Community and Ernest L. Lowe, President of Community, shall become the Chairman of the Board of Community.

  On the Effective Date, Community shall appoint all of the members of the Board of Directors of Peoples to the Board of Directors of the Interim Bank, and the acting Directors of the Interim Bank shall resign so that the Board of Directors of PSB Interim Bank shall be and consist of those persons who were then members of the Board of Directors of Peoples. From and after the Effective Date the officers of PSB Interim Bank shall be and consist of those persons who are then officers of Peoples.

PRESERVATION OF PEOPLES AS SEPARATE SUBSIDIARY

  After the Effective Date, it is Community's intention to preserve the business structure of PSB Interim Bank as a separate subsidiary or preserve the name of Peoples (if, following the Effective Date of the Merger, PSB Interim Bank is merged into Community Banks, N.A.) and to continue in office the present Directors of Peoples who indicate their desire to serve on the Board of PSB Interim Bank. Each non-employee Director of Peoples shall continue to receive fees from PSB Interim Bank on the same basis as he has prior to the Merger and as such Director was receiving from Peoples prior to the Effective Date. Each Peoples Director who has reached the age of 72 as of the Effective Date or who reaches such age within three (3) years thereafter shall be permitted to serve for a period of three (3) years after the Effective Date before becoming subject to Community's mandatory retirement rules for Directors.

  It has been further agreed that in the event the PSB Interim Bank and Community Banks, N.A., or any other banking subsidiary of Community, merge in the future, representatives of the Peoples Directors (or their successors) shall be included on the Board of the surviving Bank or, in the alternative, shall have significant input and authority on lending decisions relating to the current markets of Peoples.

  Notwithstanding the above, Peoples continuing Directors, in their exercise of their fiduciary duty as to the best interest of Peoples and Community, may by majority vote of such Directors modify or waive any of the provisions discussed above.

ACCOUNTING TREATMENT

  Community intends to treat the Merger as a "pooling of interests" for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the anticipated material federal income tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to that shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each shareholder is advised to consult with his or her own tax advisor as to the specific tax consequences of the Merger.

  It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for income tax purposes: (i) the Merger of Peoples with and into PSB Interim Bank upon the terms and conditions of the Merger Agreement will not result in any recognized gain or loss to Community, PSB Interim Bank or Peoples; (ii) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Peoples Common Stock who receive Community Common Stock in exchange for the shares of Peoples Common Stock which they hold; (iii) the holding period of Community Common Stock received in exchange for Peoples Common Stock will include the holding period of Peoples Common Stock for which it is exchanged, assuming the shares of Peoples Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and (iv) the basis of Community Common Stock received in exchange for Peoples Common Stock will be the basis of Peoples Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

  The obligations of the parties to consummate the Merger is conditioned upon the receipt of an opinion from Mette, Evans & Woodside, counsel to Community, substantially to the effect that the federal income tax consequences of the Merger are as summarized above.

  Assuming that the Merger satisfies all of the requirements of a reorganization within the meaning of Section 368(a) of the Code, the Merger will have the following tax consequences to a Peoples' shareholder, except for any cash received in lieu of any fractional share, no gain or loss will be recognized by a Peoples' shareholder who exchanges his or her shares for Community Common Stock. The tax basis of the Community Common Shares received by a shareholder will be equal to the tax basis of the Peoples Common Shares exchanged therefor

(less any basis attributable to fractional shares for which cash is received), and, if the Peoples Common Shares surrendered were a capital asset in the hands of the Peoples' shareholder, the holding periods of the Community Common Shares received by the shareholder will include the holding periods for the Peoples Common Shares.

  EACH SHAREHOLDER IS ENCOURAGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND NOT COMMON TO SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to the BCL, to which the PBC refers, each holder of record of Peoples Common Stock is entitled to dissent from the Merger and receive "fair value" for his or her Peoples Common Stock. Peoples Shareholders must comply with the terms of Subchapter D of Chapter 15 of the BCL ("Subchapter 15D"). A copy of Subchapter 15D is attached to this Joint Proxy Statement/Prospectus as Appendix "D".

  The following description of the applicable statutory procedures to be followed by a holder of Peoples Common Stock in order to dissent from the Merger is not intended to be complete and is qualified in its entirety by reference to Subchapter 15D, the text of which is set forth in Appendix D hereto. Any shareholder considering dissenters' rights is advised to review Appendix D and consult legal counsel because the failure to precisely follow all the necessary legal requirements may result in the loss of such rights.

  Holders of record of Peoples Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Each holder must not vote to approve the Merger and the Merger Agreement and must give notice in writing prior to the Peoples Special Meeting that such holder dissents from the Merger and the Merger Agreement to The Peoples State Bank, 100 East King Street, East Berlin, Pennsylvania 17316, Attention: Sally J. Lease, Secretary. Additionally, Peoples Shareholders intending to dissent from the Merger and Merger Agreement must not buy, sell or otherwise transfer beneficial ownership of any shares of Peoples Common Stock after giving such notice.

  HOLDERS OF PEOPLES COMMON STOCK SHOULD CAREFULLY CONSIDER APPENDIX D AND SHOULD CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE MERGER AND TO RECEIVE FAIR VALUE OF THEIR SHARES OF PEOPLES COMMON STOCK. FAILURE TO FOLLOW PRECISELY ANY STEP REQUIRED BY SUBCHAPTER 15D IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS.

                              REGULATORY MATTERS

GENERAL

  Community is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a bank holding company, Community is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Additionally, bank holding companies are generally prohibited by the BHCA from engaging in nonbanking activities, subject to certain exceptions.

  Peoples is a Pennsylvania state chartered banking institution subject to the regulation and supervision of the PDOB. Peoples is also an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"). Peoples is also subject to various requirements and restrictions under Pennsylvania law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Peoples. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Community common stock to be issued to Peoples shareholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Peoples as that term is defined by the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Peoples at the time of the Merger is submitted for vote of the Peoples shareholders will, under existing laws, require either (a) the further registration under the Securities Act of the shares of Community Common Stock to be transferred (b) compliance with Rule 145 of the Securities Exchange Commission promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) the availability of another exemption from registration. An "affiliate" of Peoples, as defined by the rules promulgated pursuant to the Securities Act, is a person who, directly or indirectly, through one or more intermediaries controls or is controlled by or is under common control with Peoples.

  The foregoing restrictions are expected to apply to the Directors, executive officers, and the holders of ten percent (10%) or more of Peoples Common Stock (and of certain relatives or the spouse of any such person in any trusts, estates, corporations, or other entities in which any such person has a ten percent (10%) or greater equity interest). Stock transfer instructions will be given by Community to the transfer agent, Norwest Bank, Minnesota, N.A., with respect to the shares of Community Common Stock to be received by persons subject to the restrictions described above, and the certificates for such Community Common Stock will be appropriately legended. Peoples has agreed to obtain from each of those individuals identified by Peoples as affiliates appropriate agreements that such individual will not make any further sale of Community Common Stock received upon consummation of the Merger, except in compliance with the restrictions described above.

PAYMENT OF DIVIDENDS

  Community is a Pennsylvania business corporation, and as such, is subject to the provisions of the BCL. The BCL provides that a corporation is generally permitted to pay dividends unless, after giving effect thereto, the corporation would be unable to pay its debts as they become due in the usual course of business or the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution to satisfy the preferential rights of shareholders whose preferential rights on dissolution are superior to those receiving the dividends.

  It is important to note that Community is also a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Community, including cash flow to pay dividends on Community Common Stock, is dividends from CBNA and Community's other subsidiaries. As discussed below, there are statutory and regulatory limitations on the payment of dividends by CBNA.

 Capital Limitations

  Generally, federal law prohibits national banks from withdrawing, or permitting to be withdrawn, either in the form of dividends or otherwise, any portion of its capital. Federal law also provides that if losses are sustained at any time by a national bank equal to or exceeding its undivided profits then on hand (as defined and interpreted by regulation), no dividend may be made. Additionally, no dividend may be made by a national bank while it continues its banking operations, in an amount greater than its net profits then on hand (as defined and interpreted by regulation), less its losses and bad debts (as defined and interpreted by regulation). These capital limitations do not apply to a national bank's preferred stock dividends (if any); however, if the undivided profits of a national bank are not sufficient to cover a proposed dividend on its preferred stock, the proposed dividend will constitute a reduction in capital under federal regulations.

 Earnings Limitations

  Federal law also provides that a national bank may declare a dividend equal to a certain amount of its net profits (as defined and interpreted by regulation) as it judges expedient, except that until its respective surplus fund equals its common capital, no dividends may be declared unless not less than one-tenth part of its net profits of the preceding half year (in the case of quarterly or semiannual dividends) or not less than one-tenth part of its net profits of the preceding two consecutive half years (in the case of annual dividends) has been carried to the surplus fund.

  Under federal laws, national banks are also required to receive the approval of the OCC before declaring a dividend if the amount of all dividends (common and preferred), including the proposed dividend, declared by it in any calendar year exceeds the total of its net profits of that year to date, combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. National banks are also required to receive the prior approval of the OCC for the payment of dividends if the total of all dividends declared by its board of directors in any year will exceed the total of its net profits (as defined and interpreted by regulation) of that year, combined with its retained net profits (as defined and interpreted by regulation) of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. These earning limitations also apply to dividends on national bank preferred stock (if any).

 Other Limitations

  The FDIC has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), an insured bank may not pay any dividend if payment would cause it to become undercapitalized. In addition, no dividend payments are permitted once an insured bank is undercapitalized. See "REGULATORY MATTERS--FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991." Moreover, the Federal Reserve Board, the OCC and the FDIC have issued policy statements which provided that bank holding companies and FDIC insured banks should generally only pay dividends out of current operating earnings.

HOLDING COMPANY STRUCTURE

  Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the Federal Reserve Board may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. Any capital loans by a holding company to its subsidiary bank would be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank.

  In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC after August 9, 1989 in connection with: (a) the default of a commonly controlled FDIC-insured depository institution; or (b) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment or a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured depository institution of Community causes a loss to the FDIC, other insured subsidiaries of Community could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss.

  For a description of certain other requirements relating to capital distributions between depository institutions and bank holding companies and the potential obligation of a bank holding company to guarantee the capital restoration plans of any of its undercapitalized depository institution subsidiaries, see "REGULATORY MATTERS--Federal Deposit Insurance Corporation Improvement Act of 1991."

CAPITAL ADEQUACY

  Bank holding companies are required to comply with risk-based capital guidelines established by the Federal Reserve Board. The guidelines, which were fully phased in at the end of 1992, establish a framework that is intended to make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and take off-balance sheet exposures into explicit account in assessing capital adequacy. The risk-based ratios are determined by allocating assets and specified off-balance sheet commitments into four risk-weight categories, with higher levels of capital being required for categories perceived as representing greater risk.

  Generally, under applicable guidelines, a banking organization's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2", or supplementary capital, includes, among other things, perpetual preferred stock (subject to certain exceptions), hybrid capital instruments, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital. The Tier 1 component must comprise at least 50% of the qualifying total capital.

  Banking organizations that are subject to the guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when an organization's particular circumstances warrant.

  The Federal Reserve Board, the FDIC and the OCC have also adopted leverage capital guidelines to which Community, CBNA and Peoples are subject. The guidelines provide for a minimum leverage ratio (Tier 1 capital to adjusted total assets) of 3% for financial institutions that have the highest regulatory examination ratings and are not experiencing or anticipating significant growth. Financial institutions not meeting these criteria are required to maintain leverage ratios of at least one to two percentage points higher.

  On August 9, 1995, the federal banking agencies issued a Final Rule and Policy Statement ("Final Rule") revising the risk-based capital rules to take account of interest rate risk. The Final Rule offers alternative approaches for determining the additional amount of capital, if any, that a bank may be required to have for interest rate risk. The first approach is to reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach is to assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. Peoples and Community cannot assess, at this point, the impact that these proposals will have on their respective capital requirements.

  On December 23, 1994, the federal banking agencies issued a Final Rule on their respective risk-based capital requirements that explicitly identifies concentration of credit risk with certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an individual's overall capital adequacy. The Final Rule does not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors.

  On December 23, 1994, the Federal Reserve Board amended its risk-based capital standards to increase the amount of capital required under such standards for long-dated interest rate and exchange rate contracts and for derivative contracts based on equity securities and indexes, precious metals (other than gold) and other commodities. The amendment permits banking institutions to recognize the effect of bilateral netting arrangements in calculating their exposure to derivative contracts for risk-based capital purposes. Community does not expect this amendment to have a material effect on its financial condition or results of operations.

  Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital, and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "REGULATORY MATTERS--Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions.

  The following table sets forth, as of September 30, 1997, the capital ratios of Peoples and Community:

                                                      PEOPLES COMMUNITY REQUIRED
                                                      ------- --------- --------
   Tier 1 risk-based capital ratio...................   12.6%   16.92%      4%
   Total risk-based capital ratio....................  13.96%   17.94%      8%
   Leverage Ratio....................................    8.3%   10.56%    3-5%

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

  In December, 1991, Congress enacted FDICIA which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things: (a) a recapitalization of the Bank Insurance Fund of the FDIC (the "BIF") by increasing the FDIC's borrowing authority and providing for adjustments in its assessment rates; (b) annual on-site examinations of federally-insured depository institutions by banking regulators; (c) publicly available annual financial and management reports for financial institutions, including audits by independent accountants; (d) the establishment of uniform accounting standards by federal banking agencies; (e) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital; (f) additional grounds for the appointment of a conservator or receiver; (g) a requirement that the FDIC use the least-cost method of resolving cases of troubled institutions in order to keep the costs to insurance funds at a minimum; (h) more comprehensive regulation and examination of foreign banks; (i) consumer protection provisions including a Truth-in-Savings Act; (j) a requirement that the FDIC establish a risk-based deposit insurance assessment system; (k) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements; and (l) certain additional limits on deposit insurance coverage.

  A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution is "well capitalized" if it has: (i) total risk-based capital ratio or 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6% or greater; (iii) a leverage ratio of 5% or greater; and (iv) is not subject to any order, regulatory agreement or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has: (a) a total risk-based capital ratio of 8% or greater; (b) a Tier 1 capital ratio of 4% or greater; and (c) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A depository institution is considered: (i) "under-capitalized" if it has (a) a total risk-based capital ratio of less than 8%; (b) a Tier 1 risk-based capital ratio of less than 4%; or (c) a leverage ratio of less than 4% (or 3% in the case of an institution with a CAMEL rating of 1); (ii) "significantly undercapitalized" if it has: (a) a total risk-based capital ratio of less than 6%; (b) a Tier 1 risk-based capital ratio of less than 3%; or (c) a leverage ratio of less than 3%; and
(iii) "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. An institution may be deemed by regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company in respect of any capital restoration plan is limited to the lesser of: (a) an amount equal to 5% of the depository institution's total assets at the time it became under capitalized; and (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock in order to become adequately capitalized, requirements to reduce total assets and order to stop accepting deposits from or correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

  FDICIA also provides for increased funding of the FDIC insurance funds. The FDIC has adopted final rules implementing, for assessment periods commencing January 1, 1994, risk-based insurance premiums. Under the assessment system, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, will be assessed premiums ranging from .23% to .31% of domestic deposits. In adopting the risk-based assessment system, the FDIC indicated that, if future conditions so warrant, it may reconsider certain aspects of the rate schedules and of the risk classification categories. In addition, the FDIC has authority to impose special assessments from time to time.

  FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

INTRODUCTION

  Upon consummation of the Merger, holders of Peoples Common Stock, whose rights presently are governed by the PBC and Peoples' articles of association (the "Peoples Articles") and bylaws (the "Peoples Bylaws"), will become shareholders of Community Common Stock. Accordingly, their rights will be governed by the Bank Holding Company Act of 1956, as amended (the "BHCA"), the BCL and Community's articles of incorporation (the "Community Articles") and bylaws (the "Community Bylaws"). Certain differences arise from differences between the Peoples and Community Articles and Bylaws, as well as from differences in treatment under the PBC, the BHCA and the BCL. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders, but summarizes material differences and is qualified in its entirety by reference to applicable national laws, Pennsylvania corporate and banking laws and the articles of incorporation and bylaws of Peoples and Community.

DIVIDENDS

 Peoples

  The ability of Peoples to pay dividends is governed by the PBC and the regulations of the PDOB thereunder. See "REGULATORY MATTERS--Payment of Dividends" for a general discussion.

 Community

  The ability of Community to pay dividends is governed by the BCL and certain other statutory and regulatory limitations applicable to bank holding companies. See "REGULATORY MATTERS--Payment of Dividends" for a general discussion.

VOTING RIGHTS GENERALLY

 Peoples

  With respect to all matters on which shareholders are entitled to vote, shareholders of Peoples Common Stock are entitled to one vote per share. Pursuant to the PBC and the Peoples Articles and Bylaws, shareholders of Peoples have cumulative voting rights in the election of directors. Accordingly, in such elections, each shareholder of Peoples is entitled to as many votes as shall equal the number of shares owned, multiplied by the number of directors to be elected, and may cast all such votes for a single nominee or may distribute them among two or more nominees.

  Except in cases where by law a larger vote is required (i.e., the Merger), any action to be taken by vote of the Peoples shareholders shall be authorized upon receipt of the affirmative vote of a majority of the shares of Peoples Common Stock represented and entitled to vote at a shareholders' meeting.

 Community

  With respect to all matters on which shareholders are entitled to vote, holders of shares of Community Common Stock are entitled to one vote per share. According to the BCL, shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. The Community Articles provide that no cumulative voting shall exist. As required by Section 1722 of the BCL, members of the Community Board of Directors do not have to consist of Community shareholders. The election of the Board may be accomplished by the affirmative vote of a majority of the shares of Community Common Stock represented and entitled to vote at a shareholders' meeting. The amendment of the Community Articles or the authorization of any corporate action (defined by the Community Articles to include the amendment of certain articles of the Community Articles, the removal of one or more directors, or any Business Combination (as that term is defined in the Community Articles)) may only be accomplished by the affirmative vote of at least 75% of the votes which all shareholders are entitled to cast thereon; provided, however, that if 66 2/3% of the entire Board of Directors of Community recommends approval of an amendment or the corporate action, the corporate action will be authorized if there are cast in its favor at least 66 2/3% of the votes which all shareholders are entitled to cast thereon.

CLASSIFIED BOARD OF DIRECTORS

 Peoples

  The Peoples Bylaws provide that the Board of Directors of Peoples be divided into four classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a four-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least three annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors of Peoples.

 Community

  The BCL permits a corporation's board of directors to be divided into various classes serving staggered terms of office. The Community Bylaws provide that the Board of Directors of Community be divided into four classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a four-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least three annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors of Community. Such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Community.

NUMBER OF DIRECTORS; TERM

 Peoples

  In accordance with the PBC, the Peoples Bylaws establish the number of directors to be no less than five and no more than twenty-five. The exact number of members of the Board of Directors of Peoples is determined by the affirmative vote of a majority of the shareholders entitled to vote. Currently, there are 12 persons serving on Peoples' Board of Directors. The term of office for each director is four years with the term of office of at least one class expiring each year.

 Community

  The Community Bylaws establish the number of directors to be no less than five and no more than twenty- five. The exact number of members of the Board of Directors of Community is determined by the Board of Directors of Community. The term of office for each director is four years with the term of office of at least one class expiring each year.

REMOVAL OF DIRECTORS

 Peoples

  The PBC provides that the entire board of directors, or an individual director, may be removed, without cause, by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. If, in the case of an individual director, votes of a sufficient number of shares, which if cumulatively voted at an annual election would be enough to elect one or more directors, are cast against the resolution for removal, that director shall not be removed.

 Community

  The BCL provides that shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The Community Articles provide that one or more directors may be removed (with no express requirement that such removal be for cause only) by the shareholders of Community if at least 75% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal, or, alternatively, if 66 2/3% of the entire Board of Directors of Community recommend such removal, if at least 66 2/3% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal.

QUALIFICATIONS OF DIRECTORS

 Peoples

  The PBC requires that every director of a state bank be a citizen of the United States; provided however, that this requirement may be waived for not more than twenty (20%) percent of the directors with the prior written approval of the PDOB, and at least two-thirds of the directors must have resided in Pennsylvania, or at least within 100 miles of the location the bank's office, for at least one year immediately preceding their election, and must reside in Pennsylvania or within a 100 mile territory of the location of the bank during their continuation in office. The Peoples Articles and Bylaws do not require any additional qualifications for Peoples' directors.

 Community

  The BCL provides that a director of a business corporation must be a natural person of full age. However, the BCL does not require that a director be a resident of Pennsylvania or a shareholder of the corporation, unless otherwise provided in a corporation's articles or bylaws. The Community Bylaws require that its directors be shareholders of the corporation. Additionally, the Community Bylaws limit the age of the corporation's directors to 75.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Both the Peoples Bylaws and the Community Bylaws provide that vacancies occurring on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors even if the number of remaining directors constitutes less than a quorum. Any director so chosen shall have a term of office continuing only until the next election of directors.

CALL OF SPECIAL SHAREHOLDERS' MEETINGS

 Peoples

  Special meetings of the shareholders of Peoples may be called by: (a) the President, (b) the Board of Directors; or (c) the request of shareholders owning, in the aggregate, not less than one-fifth ( 1/5) of the shares of Peoples entitled to vote at the particular meeting.

 Community

  Special meetings of the shareholders of Community may be called by: (a) the President; (b) the Chairperson of the Board of Directors; (c) a majority of the Board of Directors; or (d) shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast at any particular meeting. Such meeting shall be called by the Secretary no later than ten days and no more than sixty days following the request for such meeting.

NOTICE OF SHAREHOLDERS' MEETINGS

 Peoples

  Notice of a Peoples shareholders' meeting must be delivered at least twenty-five (25) days in advance of any meeting for the election of Directors, and at least five (5) days before the date of any other meeting, unless a longer period is required by the PBC. Such notice must contain the time, place and purpose of the meeting.

 Community

  Notice of a Community shareholders' meeting must be delivered at least five days in advance of the scheduled meeting. Such notice must contain the time, place, day and purpose of the meeting.

QUORUM REQUIREMENTS AND ADJOURNMENT OF MEETINGS

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum for both a Peoples shareholders' meeting and a Community shareholders' meeting. Shareholders present at a duly convened Peoples or Community meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. In the case of a Peoples or Community meeting called for the election of directors, such meeting may be adjourned for any period not exceeding fifteen days; those Peoples or Community shareholders who attend the meeting which had previously been adjourned shall, even if they are less than a quorum, constitute a quorum for the purpose of electing directors, but for no other purpose.

  If a quorum is not present at a Peoples or a Community shareholders meeting, no business may be transacted except to adjourn to a future time.

DISSENTERS RIGHTS

 Peoples

  Under the PBC, shareholders are generally entitled to the same dissenters' rights as provided under the BCL. The BCL provides that shareholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a plan of merger, consolidation, share exchange, asset transfer or division.

 Community

  Under the BCL, shareholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a plan of merger, consolidation, share exchange, asset transfer or division. Additionally, Subchapter 25E of the BCL, which applies to Community, provides shareholders of a registered corporation remedies similar to dissenters rights where a person or group acquires 20% or more of the voting shares of the registered corporation.

LIMITATIONS ON DIRECTORS' LIABILITY

  Both the Peoples Bylaws and the Community Bylaws provide that directors shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under applicable Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions, however, do not apply to the responsibility or liability of a director for the payment of taxes pursuant to local, state or federal law.

INDEMNIFICATION

 Peoples

  Peoples provides in its bylaws for the indemnification of directors, officers and employees for expenses reasonably incurred in actions to which the directors, officers or employees are parties or potential parties by reason of the performance of their official duties.

 Community

  Sections 1741 and 1742 of the BCL generally provide that a corporation may indemnify directors and officers against liabilities they may incur as such, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.
Section 1743 of the BCL also requires a corporation to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

  Section 1746 of the BCL also grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, the Community Bylaws provide for indemnification of directors, officers and other agents of the corporation to the extent otherwise permitted by
Section 1741 of the BCL and also in certain circumstances not otherwise permitted by Sections 1741 and 1742 of the BCL.

 Peoples and Community

  Specifically, both the Peoples and Community Bylaws provide indemnification for any director, officer or employee, or any former director, officer or employee, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Peoples or Community) by reason of the fact that such person is or was a director, officer or employee of Peoples or Community, or is or was serving at the request of Community as a director, officer, employee or agent of another bank, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Peoples or Community, as the case may be, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Peoples or Community, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  In addition, both the Peoples and Community Bylaws provide indemnification for any officer, director or employee, present or former, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action, suit or proceeding, by or in the right of Peoples or Community, as the case may be, to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of Peoples or Community, or is or was serving at the request of Peoples or Community as a director, officer, employee or agent of another bank, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorney's fees), actually and reasonably incurred by him or her in connection with the defense or settlement of, or serving as a witness in, such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Peoples or Community, and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to Peoples or Community, as the case may be.

  Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer or employee of Peoples or Community is entitled to indemnification as provided by their respective Bylaws, unless either a majority of the members of the Board who are not involved in such proceedings ("disinterested directors") or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of Peoples or Community determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of Peoples or Community, as appropriate. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of Peoples or Community, shall request of independent counsel, who may be the outside general counsel of Peoples or Community, as appropriate, a written opinion as to whether or not the parties involved are entitled to indemnification under the Peoples or Community Bylaws.

  Also, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Peoples or Community, as the case may be, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Community.

  The indemnification provided by Peoples or Community shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his or her official capacity which serving as a director, officer, or employee, or as to any action in another capacity while holding such office. The respective Boards of Directors may, by resolution, provide for additional indemnification or advancement of expenses to or for any director, officer, or employee provided said indemnification is not inconsistent with the provisions of the applicable Bylaws, Articles, applicable provisions of the PBC or BCL or other applicable provisions of law. Indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs and personal representatives of such person.

  The Peoples and Community Bylaws also provide that no director shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, in the director's capacity as a director of Peoples or Community or pursuant to the request of Peoples or Community unless: (a) the director has breached or failed to perform the duties of his or her office as set forth in the BCL; or (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

ANTI-TAKEOVER LAW PROVISIONS

 Peoples

  The PBC provides that a merger or consolidation by a state bank, such as Peoples, must be approved by a majority of the Directors of Peoples and by the vote of the holders of at least two-thirds of its capital stock.

 Community

  Article 10 of the Community Articles provides that the Community Board of Directors, in its sole discretion, may oppose any offer, proposed or attempted by any corporation or other business entity, person or group to: (a) make any tender or other offer to acquire any of Community's securities; (b) merge or consolidate Community with or into another entity; (c) purchase or otherwise acquire all or substantially all of Community's assets; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any such offers, proposals or plans, the Community Board of Directors must evaluate what is in the best interests of Community, and may, but is not legally obligated to, consider any pertinent factors, including, but not limited to:
(i) whether the offering price is adequate and acceptable based upon both the current market price of Community's securities and the historical and present operating results or financial condition of the corporation; (ii) whether a more fordable price to the shareholders may be obtained now or in the future;
(iii) the impact the offer would have on the employees, depositors, clients and customers of Community and its subsidiaries and the communities which they serve; (iv) the present and historical financial position of the offeror, its reputation and related factors; (v) an analysis of the value of securities (if any) offered in exchange for Community's securities; and (vi) any anti-trust or other legal or regulatory issues raised by the offer.

  The Change in Bank Control Act and the BHCA prohibit a person or group from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given sixty days' prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a disapproval or extended for up to another thirty days the period during which such a disapproval may be issued.

  The BCL contains certain "anti-takeover" provisions that are only applicable to registered corporations. These provisions do not apply to Peoples. Because Community is a registered corporation, however, certain of these provisions are applicable to Community.

  Subchapter 25E of the BCL is a "cash-out" anti-takeover statute which generally provides that if any person or group acquires 20% or more of the voting shares of a corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

  Under Subchapter 25F of the BCL, Community is prohibited from engaging in specified business combination transactions with an interested stockholder (defined in general as any beneficial owner of at least 20% of Community's outstanding voting shares) during the five-year period following the date such person became an interested stockholder unless: (a) the business combination or share acquisition is approved by the Board of Directors of Community prior to the date such person becomes an interested stockholder; (b) the business combination is approved by unanimous vote of the holders of all outstanding common stock; or (c) the interested shareholder owns at least 80% of Community's outstanding voting shares, the business combination is approved by a majority of the holders of Community voting shares (not including shares held by the interested shareholder), and the interested shareholder complies with specified procedural and minimum fair price criteria. After the five-year period, a business combination may be effected if: (i) the transaction is approved by a majority of the outstanding Community voting shares (not including shares held by the interested shareholder); or (ii) the transaction is approved by a majority of the outstanding Community voting shares (including shares held by the interested shareholder) and the interested shareholder complies with specified procedural and minimum fair price criteria. Community is also subject to another somewhat similar Pennsylvania law provision, Section 2538 of the BCL, which requires certain fundamental transactions with an interested shareholder to be approved by a majority of the corporation's directors who are unaffiliated with such shareholder.

  Pennsylvania's control share acquisition statute (Subchapter 25G of the BCL) provides that: (i) the restoration of voting rights of control shares requires the vote of both the majority of the disinterested shares and the majority of all outstanding shares; and (ii) a Pennsylvania corporation may redeem the control shares at the market price of the corporation's shares rather than the "fair value".

  Subchapter 25H of the BCL requires persons who acquire 20% of the voting power of a corporation, or who announce that they may acquire control of the corporation and then sell shares within 18 months thereafter, to disgorge to the corporation profits made from such transactions.

AMENDMENT OF ARTICLES OF INCORPORATION

 Peoples

  As required by the PBC, amendment of the Peoples Articles requires the affirmative vote of a majority of the votes which all shareholders are entitled to cast thereon.

 Community

  Amendment of the Community Articles 5, 7-12 require shareholder approval by the affirmative vote of 75% of the votes of all shareholders entitled to vote; provided, however, that if 66 2/3% of the entire Board of Directors recommends approval of the amendment of the Community Articles, such action shall be authorized if shareholder approval by the affirmative vote of 66 2/3% of the votes which all shareholders entitled to cast is obtained. Pursuant to Section 1714 of the BCL, most of the remainder of the articles of the Community Articles may be amended upon receipt of the affirmative vote of a majority of the votes cast by all Community shareholders. Certain minor amendments, such a change in corporate name or providing for perpetual corporate existence, for example, only require approval by the Board of Directors and do not require shareholder approval.

AMENDMENT OF BYLAWS

 Peoples

  Amendments to the Peoples Bylaws may be made at any meeting of the Board of Directors by an affirmative vote of the majority of the members of Board of Directors of Peoples.

 Community

  Amendments to the Community Bylaws may be made by the affirmative vote of 75% of the outstanding shares of Community Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject to the power of the shareholders to change such action of the Board by the affirmative vote of the holders of 75% of the outstanding shares of Community Common Stock.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements assume a business combination between Community and Peoples that qualifies as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Community and Peoples are carried forward to Community at their recorded amounts, income of Community includes income of Community and Peoples for the entire fiscal year in which the Merger occurs, and the reported income of Community and Peoples for prior periods is combined and restated as income of Community. The pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Community and Peoples and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet data are presented as if the Merger occurred on the date thereof. The unaudited pro forma combined condensed statements of earnings data are presented as if the Merger occurred at the beginning of the earliest period presented.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented with respect to the unaudited pro forma combined condensed statements of income or with respect to the pro forma combined condensed balance sheets, nor is it necessarily indicative of the future operating results or financial position of Community. The pro forma information does not give effect to any synergies that may occur due to the integration of Community's and Peoples' operations. Additionally, the unaudited pro forma financial information excludes the transaction costs of the Merger, and the nonrecurring costs and expenses associated with integrating the operations of the businesses.

  Certain material, nonrecurring adjustments will be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Peoples and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments will include costs associated with consolidating operations and systems, severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, except for conforming accounting principles, are expected to be recorded in 1997.

                             COMMUNITY AND PEOPLES

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                                ----------------------------------------------
                                                       PRO FORMA    PRO FORMA
                                COMMUNITY   PEOPLES   ADJUSTMENTS    COMBINED
                                ---------- ---------- -----------   ----------
Total Interest income.......... $   25,156 $   13,505               $   38,661
Total Interest expense.........     10,713      7,297                   18,010
                                ---------- ---------- ----------    ----------
Net interest income before
 Provision for loan losses.....     14,443      6,208                   20,651
Provision for credit losses....        520        500                    1,020
                                ---------- ---------- ----------    ----------
Net interest income after
 provision for loan losses.....     13,923      5,708                   19,631
Total non-interest income......      2,379        720                    3,099
Total non-interest expense.....      9,644      4,017                   13,661
                                ---------- ---------- ----------    ----------
Income (loss) before income
 taxes.........................      6,658      2,411                    9,069
Provision for income taxes.....      1,902        769                    2,671
                                ---------- ---------- ----------    ----------
Net income (loss).............. $    4,756 $    1,642               $    6,398
                                ========== ========== ==========    ==========
Earnings (loss) per share...... $     1.54 $     1.13               $     1.45
                                ========== ========== ==========    ==========
Weighted average number of
 shares outstanding............  3,078,629  1,454,000 (1,454,000)A   4,413,381
                                                       1,334,752 A
                                ========== ========== ==========    ==========
                                    NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ----------------------------------------------
                                                       PRO FORMA    PRO FORMA
                                COMMUNITY   PEOPLES   ADJUSTMENTS    COMBINED
                                ---------- ---------- -----------   ----------
Total Interest income.......... $   22,668 $   10,667               $   33,335
Total Interest expense.........      9,405      5,774                   15,179
Net interest income before
 Provision for loan losses.....     13,263      4,893                   18,156
Provision for credit losses....        630        450                    1,080
Net interest income after
 provision for loan losses.....     12,633      4,443                   17,076
Total non-interest income......      2,081        355                    2,436
Total non-interest expense.....      9,064      3,444                   12,508
                                ---------- ---------- ----------    ----------
Income (loss) before income
 taxes.........................      5,650      1,354                    7,004
Provision for income taxes.....      1,403        440                    1,843
                                ---------- ---------- ----------    ----------
Net income (loss).............. $    4,247 $      914               $    5,161
                                ========== ========== ==========    ==========
Earnings (loss) per share...... $     1.39 $     0.72               $     1.17
                                ========== ========== ==========    ==========
Weighted average number of
 shares outstanding............  3,058,925  1,261,000 (1,261,000)A   4,393,677
                                                       1,334,752 A
                                ========== ========== ==========    ==========

      See accompanying notes to unaudited pro forma financial information

                                        YEAR ENDED DECEMBER 31, 1996
                                ----------------------------------------------
                                                       PRO FORMA    PRO FORMA
                                COMMUNITY   PEOPLES   ADJUSTMENTS    COMBINED
                                ---------- ---------- -----------   ----------
Total Interest income.......... $   30,593 $   14,682               $   45,275
Total Interest expense.........     12,687      7,981                   20,668
                                ---------- ---------- ----------    ----------
Net interest income before
 Provision for loan losses.....     17,906      6,701                   24,607
Provision for credit losses....      1,042        525                    1,567
                                ---------- ---------- ----------    ----------
Net interest income after
 provision for loan losses.....     16,864      6,176                   23,040
Total non-interest income......      2,754        417                    3,171
Total non-interest expense.....     12,017      4,517                   16,534
                                ---------- ---------- ----------    ----------
Income (loss) before income
 taxes.........................      7,601      2,076                    9,677
Provision for income taxes.....      1,969        724                    2,693
                                ---------- ---------- ----------    ----------
Net income (loss).............. $    5,632 $    1,352               $    6,984
                                ========== ========== ==========    ==========
Earnings (loss) per share...... $     1.84 $     1.05               $     1.59
                                ========== ========== ==========    ==========
Weighted average number of
 shares outstanding............  3,053,400  1,286,321 (1,286,321)A   4,388,152
                                                       1,334,752 A
                                ========== ========== ==========    ==========
                                        YEAR ENDED DECEMBER 31, 1995
                                ----------------------------------------------
                                                       PRO FORMA    PRO FORMA
                                COMMUNITY   PEOPLES   ADJUSTMENTS    COMBINED
                                ---------- ---------- -----------   ----------
Total Interest income.......... $   28,712 $   12,432               $   41,144
Total Interest expense.........     12,032      6,731                   18,763
                                ---------- ---------- ----------    ----------
Net interest income before
 Provision for loan losses.....     16,680      5,701                   22,381
Provision for credit losses....        728        350                    1,078
                                ---------- ---------- ----------    ----------
Net interest income after
 provision for loan losses.....     15,952      5,351                   21,303
Total non-interest income......      2,710         80                    2,790
Total non-interest expense.....     12,257      4,046                   16,303
                                ---------- ---------- ----------    ----------
Income (loss) before income
 taxes.........................      6,405      1,385                    7,790
Provision for income taxes.....      1,591        480                    2,071
                                ---------- ---------- ----------    ----------
Net income (loss).............. $    4,814 $      905               $    5,719
                                ========== ========== ==========    ==========
Earnings (loss) per share...... $     1.58 $     0.75               $     1.31
                                ========== ========== ==========    ==========
Weighted average number of
 shares outstanding............  3,041,003  1,208,677 (1,208,677)A   4,375,755
                                                       1,334,752 A
                                ========== ========== ==========    ==========

      See accompanying notes to unaudited pro forma financial information

                                        YEAR ENDED DECEMBER 31, 1994
                                ----------------------------------------------
                                                       PRO FORMA    PRO FORMA
                                COMMUNITY   PEOPLES   ADJUSTMENTS    COMBINED
                                ---------- ---------- -----------   ----------
Total Interest income.......... $   25,630 $   10,384               $   36,014
Total Interest expense.........     10,079      5,306                   15,385
                                ---------- ---------- ----------    ----------
Net interest income before
 Provision for loan losses.....     15,551      5,078                   20,629
Provision for credit losses....        512      1,400                    1,912
                                ---------- ---------- ----------    ----------
Net interest income after
 provision for loan losses.....     15,039      3,678                   18,717
Total non-interest income......      2,424        963                    3,387
Total non-interest expense.....     11,007      4,100                   15,107
                                ---------- ---------- ----------    ----------
Income (loss) before income
 taxes.........................      6,456        541                    6,997
Provision for income taxes.....      1,462        140                    1,602
                                ---------- ---------- ----------    ----------
Net income (loss).............. $    4,994 $      401               $    5,395
                                ========== ========== ==========    ==========
Earnings (loss) per share...... $     1.64 $     0.37               $     1.23
                                ========== ========== ==========    ==========
Weighted average number of
 shares outstanding............  3,039,448  1,072,556 (1,072,556)A   4,374,200
                                                       1,334,752 A
                                ========== ========== ==========    ==========



      See accompanying notes to unaudited pro forma financial information

                             COMMUNITY AND PEOPLES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                    ------------------------------------------
                                                         PRO FORMA   PRO FORMA
                                    COMMUNITY  PEOPLES  ADJUSTMENTS  COMBINED
                                    ---------  -------- -----------  ---------
ASSETS
Cash and due from banks............ $ 14,880   $  4,792              $ 19,672
Investment securities, available
 for sale..........................  172,055     60,184               232,239
Loans, net.........................  252,227    169,466               421,693
Premises and equipment, net........    8,386      4,790                13,176
Goodwill...........................      967                              967
Other real estate owned............      463        731                 1,194
Loans held for sale................    3,332                            3,332
Accrued interest receivable and
 other assets......................    7,236      4,824                12,060
                                    --------   --------  --------    --------
    TOTAL ASSETS................... $459,546   $244,787  $      0    $704,333
                                    ========   ========  ========    ========
LIABILITIES
Deposits........................... $350,602   $194,994              $545,596
Short-term borrowings..............    3,766      5,708                 9,474
Long-term debt and capital notes...   50,000     21,289                71,289
Accrued interest payable and other
 liabilities.......................    4,039      2,621                 6,660
                                    --------   --------  --------    --------
    TOTAL LIABILITIES.............. $408,407   $224,612              $633,019
                                    ========   ========  ========    ========
STOCKHOLDERS' EQUITY
Preferred stock no par value.......      --         --                    --
Common stock.......................   15,301      1,490   ($1,490)A    21,922
                                                            6,621 A
Surplus............................   17,939     15,067   (15,067)A    27,875
                                                            9,936 A
Retained Earnings..................   17,864      3,250                21,114
Net unrealized loss on investment
 securities available for sale.....    1,151        368                 1,519
Less: Treasury stock at cost.......   (1,116)                          (1,116)
                                    --------   --------  --------    --------
    TOTAL STOCKHOLDERS' EQUITY..... $ 51,139   $ 20,175  $      0    $ 71,314
                                    ========   ========  ========    ========
  TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY............ $459,546   $244,787  $      0    $704,333
                                    ========   ========  ========    ========

      See accompanying notes to unaudited pro forma financial information.

                             COMMUNITY AND PEOPLES
                                   UNAUDITED

                           PRO FORMA CAPITAL SCHEDULE

                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                        NINE MONTHS ENDED SEPTEMBER 30, 1997
                                       ---------------------------------------
                                                          PRO FORMA  PRO FORMA
                                       COMMUNITY PEOPLES ADJUSTMENTS COMBINED
                                       --------- ------- ----------- ---------
SHORT-TERM AND LONG-TERM DEBT
Short-term borrowings.................  $ 3,766  $ 5,708              $ 9,474
Long-term debt........................   50,000   21,289               71,289
                                        -------  -------   -------    -------
    SHORT-TERM AND LONG-TERM DEBT.....  $53,766  $26,997   $     0    $80,763
                                        =======  =======   =======    =======
STOCKHOLDERS' EQUITY
Preferred stock no par value..........      --       --                   --
Common stock..........................  $15,301  $ 1,490   ($1,490)A  $21,922
                                                             6,621 A
Surplus...............................   17,939   15,067   (15,067)A   27,875
                                                             9,936 A
Retained Earnings.....................   17,864    3,250               21,114
Net unrealized loss on investment
 securities available for sale........    1,151      368                1,519
Less: Treasury stock at cost..........   (1,116)                       (1,116)
                                        -------  -------   -------    -------
    TOTAL STOCKHOLDERS' EQUITY........  $51,139  $20,175              $71,314
                                        =======  =======   =======    =======


      See accompanying notes to unaudited pro forma financial information.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1. BASIS OF PRESENTATION

  Pursuant to the Merger, each share of Peoples Common Stock outstanding at the effective time will be converted into .889 shares of Community Common Stock. The Merger is to be accounted for under the pooling of interests method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

  The unaudited pro forma financial information does not give effect to any synergies that are expected to occur due to the integration of Peoples and Community operations. Additionally, the unaudited pro forma financial information excludes the transaction costs of the Merger, and the nonrecurring costs and expenses associated with integrating the operations of the businesses.

  Certain material, nonrecurring adjustments may be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Peoples and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments will include costs associated with consolidating operations and systems; severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, if any, is expected to be recorded in 1997.

  For consistency of presentation, certain amounts in the historical financial statements have been reclassified in the unaudited pro forma combined condensed financial statements.

NOTE 2. PRO FORMA ADJUSTMENTS

 A. Stockholders' Equity and related Per Share Data

  The average number of shares of Community Common Stock outstanding during the periods presented and per common share and net earnings per common share have been adjusted for each period presented by multiplying the applicable number of shares of Peoples Common Stock by .889.

  The combined equity account of Community reflected the combination of the equity accounts for Community and Peoples. Shares of Community Common Stock have a par value of $5. Based on the exchange ratio discussed in Note 1 above, Community will exchange approximately 1,324,182 shares of Community Common Stock for approximately 1,489,518 shares of Peoples Common Stock, calculated as of September 30, 1997, and will pay cash in lieu of the issuance of fractional shares of Peoples Common Stock.

                              BUSINESS OF PEOPLES

DESCRIPTION OF BUSINESS

  Peoples is a banking institution organized in 1911 under the banking laws of the Commonwealth of Pennsylvania and headquartered in East Berlin, Pennsylvania. Peoples engages in commercial banking authorized by the Pennsylvania Banking Code ("PBC"). This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Peoples owns one subsidiary, PSB Realty Company.

  Peoples is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

PROPERTIES

  As of September 30, 1997, Peoples had six (6) banking offices. Its principal executive office, which it owns, is located at 100 East King Street, East Berlin, Pennsylvania 17316, and the telephone number at that address is (717) 259-9510.

  Its other branch offices are located at: (a) 3421 Carlisle Road, Dover, Pennsylvania 17315; (b) 1191 Eichelberger Street, Hanover, Pennsylvania 17331;
(c) 155 Glen Drive, Manchester, Pennsylvania 17345; (d) 600 Carlisle Street, Hanover, Pennsylvania 17331; and (e) 1345 Baltimore Street, Hanover, Pennsylvania 17331.

LEGAL PROCEEDINGS

  There are no material proceedings to which Peoples or any of its directors or officers are a party. All legal proceedings presently pending against Peoples involve routine litigation incidental to the business of Peoples and are either not material in respect to the amount in controversy or are fully covered by insurance.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF PEOPLES

  To the knowledge of Peoples, on the Record Date, no shareholders are entitled to cast more than 5% of the total votes to be cast at the Meeting. The table below sets forth, as of the Record Date, approximate information regarding the beneficial ownership of Peoples Common Stock by each director and executive officer of Peoples.

                                                       BENEFICIAL OWNERSHIP OF
                                                        PEOPLES COMMON STOCK
                                                     ---------------------------
                                                        NUMBER       PERCENT
                                                       OF SHARES     OF TOTAL
                                                     --------------- -----------
DIRECTORS:
Todd E. Elgin.......................................          16,736      1.12%
John A. Haar........................................          11,826       .79%
Carlton Jacobs......................................          12,678       .85%
J. Raymond Miller...................................           9,630       .65%
Earl Mummert........................................          26,088      1.75%
Thomas M. Bross, III................................             200      .013%
Wayne H. Mummert....................................          57,356      3.85%
Sharon E. Myers.....................................           1,324      .089%
Harry B. Nell.......................................          24,064      1.62%
Alan J. Stock.......................................           7,535       .51%
John R. Wisler......................................           2,204       .15%
Eddie L. Dunklebarger...............................          30,934      2.08%
EXECUTIVE OFFICERS:
Eddie L. Dunklebarger...............................    * See above.
 President & CEO
Anthony N. Leo......................................           2,530       .17%
 Chief General Counsel
Jeffrey M. Seibert..................................          11,730       .79%
                                                     ---------------   -------
 CLO
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP:....         214,835      14.4%

OTHER 5% SHAREHOLDERS: None.

                          ADJOURNMENT OF THE MEETING

  If there is an insufficient number of votes cast in person or by proxy at either of the Special Meetings to approve the Merger and the Merger Agreement, the respective Boards of Directors of Peoples or Community, as the case may be, intends to adjourn the Special Meeting to a later date for the solicitation of additional votes in favor of the Merger and the Merger Agreement. The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, is required in order to approve any such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting.

  THE RESPECTIVE BOARDS OF DIRECTORS OF PEOPLES AND COMMUNITY RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

                                    EXPERTS

COMMUNITY

  The consolidated balance sheets of Community as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants to Community, given on the authority of that firm as experts in auditing and accounting.

PEOPLES

  The consolidated balance sheets of Peoples as of December 31, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Stambaugh Ness, P.C., independent accountants to Peoples, given on the authority of that firm as experts in auditing and accounting.

                                LEGAL OPINIONS

  The legality of the Community Common Stock issued in connection with the Merger and the tax consequence of the Merger were passed upon by Mette, Evans & Woodside, Harrisburg, Pennsylvania, legal counsel to Community. Certain legal matters relating to Peoples were passed upon at the effective time of the Merger by Barley, Snyder, Senft & Cohen, LLP, Lancaster, Pennsylvania, legal counsel to Peoples.

                                OTHER BUSINESS

  No other business is expected to be brought before the Special Meetings for consideration by the shareholders.

                                          By Order of the Board of Directors,


                                          --------------------------------------
                                          Ernest L. Lowe, President

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MILLERSBURG,
PENNSYLVANIA, ON       , 1997.

                                          Community Banks, Inc.


                                          By:    /s/ Thomas L. Miller
                                             ----------------------------------
                                               THOMAS L. MILLER CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS THOMAS L. MILLER AND ERNEST L. LOWE, AND EACH OF THEM ACTING ALONE, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY OR ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

            /s/                        Chairman and Chief              , 1997
-------------------------------------   Executive Officer
          THOMAS L. MILLER              and a Director

            /s/                        President and Chief             , 1997
-------------------------------------   Operations Officer
           ERNEST L. LOWE               and a Director

            /s/                        Executive Vice-                 , 1997
-------------------------------------   President and Chief
          TERRY L. BURROWS              Financial Officer

            /s/                        Director                        , 1997
-------------------------------------
           RONALD E. BOYER

            /s/                        Director                        , 1997
-------------------------------------
          SAMUEL E. COOPER

            /s/                        Director                        , 1997
-------------------------------------
         KENNETH L. DEIBLER

            /s/                        Director                        , 1997
-------------------------------------
            PETER DESOTO

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

            /s/                         Director                       , 1997
-------------------------------------
           LEON E. KOCHER

            /s/                         Director                       , 1997
-------------------------------------
           RAY N. LEIDICH

            /s/                         Director                       , 1997
-------------------------------------
           THOMAS W. LONG

            /s/                         Director                       , 1997
-------------------------------------
          DONALD L. MILLER

            /s/                         Director                       , 1997
-------------------------------------
          SUSAN K. NENSTIEL

            /s/                         Director                       , 1997
-------------------------------------
         ROBERT W. RISSINGER

            /s/                         Director                       , 1997
-------------------------------------
            ALLEN SHAFFER

            /s/                         Director                       , 1997
-------------------------------------
         WILLIAM C. TROUTMAN

            /s/                         Director                       , 1997
-------------------------------------
            JAMES A. ULSH

                                      II-5